Exhibit 4.(a).60

STATE OF ISRAEL
MINISTRY OF COMMUNICATIONS

EXCLUSIVE GENERAL LICENSE OF
PARTNER FIXED COMMUNICATION SOLUTIONS
LIMITED PARTNERSHIP1

FOR THE PROVISION OF DOMESTIC FIXED-LINE
TELECOMMUNICATION SERVICES

Consolidated version, correct for January 15, 2007

This consolidated version is based on the following documents:

        The original license dated January 15, 2007.

This consolidated version has been prepared for the convenience of the reader; the determining version is that of the original license, in Hebrew, including amendments to the original license. This version does not include Appendices that are not published for use by the public.

1     A limited partnership within which the general partner is Partner Future Communications 2000 Ltd., company number 51-293450-6, and the limited partner is Partner Communications Ltd., company number 52-004431-4.

Ministry of Communications, Engineering and Licensing Department	Tel: 03-5198230/264
9 Echad Ha'am Street, The Shalom Tower, Tel-Aviv	Fax: 03-5198244

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Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

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Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Table of Contents (Continued)

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Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Table of Contents (Continued)

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Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Table of Contents (Continued)

Topic		Page

Part F - Fiscal Sanctions		52
98.	Fiscal Sanctions	52

Chapter I - Miscellaneous		54
99.	The License as an Exhaustive Document	54
100.	Access to License Documents	54
101.	Postponement for Carrying Out the Provisions of the License	54
102.	Maintenance of Responsibility	55
103.	The Manner of Delivering Notices	55
104.	Responsibility of General Partner	55
105.	Conviction of a Functionary	55
List of Appendices		56
     Appendix A - Not published to the public.
     Appendix B - A list of services provided by the Licensee
     Appendix C - Erotic Service
     Appendix D - Level of Services to a Subscriber
     Appendix E - Rules of Accessibility to International Telecom Services
     Appendix F - Not published to the public.
     Appendix G - Not published to the public.
Appendix H - Not published to the public.

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Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

STATE OF ISRAEL
MINISTRY OF COMMUNICATIONS

EXCLUSIVE GENERAL LICENSE OF
PARTNER FIXED COMMUNICATION SOLUTIONS
LIMITED PARTNERSHIP

FOR THE PROVISION OF DOMESTIC FIXED-LINE
TELECOMMUNICATION SERVICES

GRANT OF LICENSE

By virtue of my authority under the Communication Law (Telecommunications and Broadcasting)), 1982, and the Wireless Telegraph Ordinance [New Version], 1972, I hereby grant an Exclusive General License to “Partner” Fixed-Line Communication Solutions, limited partnership, for the setup, subsistence, maintenance, operation and conduct of a Fixed-Line Domestic Telecommunication Services Network, and for the effecting of Telecommunication Activities and the provision of Telecommunication Services by means of this network, as set forth in this license.

This license is granted for a time period as detailed within the License, and as subject to conditions of the License, as follows:

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Chapter A – General

Part A - Definitions and Interpretations

1.	Definitions

1.1	Within the Scope of this License:

Service Area	–	A geographical area within which a General License Holder is obligated, by the terms of his License, to establish, maintain, and operate a Public Telecommunication Network, and to provide Telecom Services to the general public by the means thereof.

Type Approval	–	Approval which is given in accordance with the Law to a model of Terminal Equipment for the purpose of connecting it to the Licensee's Network.

Telecom(s)	–	The broadcasting, transfer or reception of signs, signals, writing, visual forms, sounds or information by means of wire, wireless, optical system or other electromagnetic systems.

Licensee	–	An entity who has received a General License, an Exclusive General License or a Special License for the conduct of Telecommunications Activities and for the provision of Telecommunication Services, other than the Licensee.

Technical and Service Quality Requirements	–	Standards of availability and service quality as specified in Appendix C, standards for Telecommunications Facilities and instructions for installation, operation and maintenance, [all] in accordance with this License, and in accordance with the instructions issued by the Director from time to time with respect to the Licensee's Services.

Contractual Agreement	–	A standard contract used for contracting between the Licensee and a Subscriber for the provision of the Licensee's Services, in whole or in part.

Significant Influence	–	The capability to significantly influence the activity of a corporation, whether alone or together with or through others, whether in a direct or indirect manner, arising from holding Means of Control in that corporation or in another corporation, including capability that derives from the corporation's articles of association, from a written, oral or other kind of agreement, or capability deriving from any other source, excluding capability that derives solely from the performance of an office holder's duties in the corporation. Without derogating from the generality of the foregoing, a person shall be deemed to hold Significant Influence over a corporation if he holds twenty-five per cent (25%) or more of any means of control in that corporation.

The Licensee	–	"Partner" Fixed-Line Communication Solutions

Parent Company	–	A company with Significant Influence over another company.

Sister Companies	–	Companies where the entity holding Significant Influence over one company also has Significant Influence over the other company.

Linked Company	–	A Parent Company, a Subsidiary Company, a Sister Company and a Connected Company.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Subsidiary Company	–	A company over which another company exerts Significant Influence.

Connected Company	–	A company whose investments in another company amount to 25% or more of its equity, whether in shares or in some other manner, other than a loan extended in the ordinary course of business.

The Law	–	The Communications Law (Telecommunications and Broadcasting) -1982.

Security Forces	–	The I.D.F. [Israel Defense Force], the Israel Police Force, the General Security Service and the Institute for Intelligence and Special Tasks ["Mossad"].

I.O. (International Operator	–	The recipient of a General License for the provision of International Telecommunication Services.

Sector of Activity	–	An area of services provided throughout Israel or in any part thereof, including Telephony Service, Transmission Service, Data Communication Service, M.R.T. Service, International Telecommunication Services, and multi-channel subscriber broadcasting services, including a distinct part of an area of services.

Interface	–	A connection device, which facilitates physical contact between Telecommunications Facilities with different functionality.

Telecommunications Facility	–	A facility or apparatus, which is primarily intended for Telecommunication purposes, including Terminal Equipment.

Director	–	The Director-General of the Ministry of Communications, or any person whom the Minister has empowered with respect to licenses in general or with respect to this License, whether generally or with respect to a particular matter.

Subscriber	–	Any person who has entered into a Contractual Agreement with the Company for the purpose of receiving its services as an end-user.

International Telecommunication System	–	A system of Telecommunications Facilities installed in Israel, other than Terminal Equipment, including an international exchange, international N.T.P. and Interface with international transmission infrastructure, which serves or which is meant to serve for the transfer of Telecommunication Messages originating in Israel but whose destination is in another country or vice-versa, or for the transfer of Telecommunication Messages between destinations located in different countries.

M.R.T.System (Mobile Radio-Telephone System)	–	A system of wireless, cellular Facilities and other Facilities, through which Mobile Radio- Telephone Services are provided to the public, including Mobile Radio-Telephone exchanges, cellular radio base stations, and wireless or cable transmission channels, which connect cellular radio base stations, a single cellular base station to a Mobile Radio-Telephone Switch, or a Mobile Radio-Telephone Switch to another Public Telecommunication Network.

D.O. (Domestic Operator)	–	The recipient of a General License, or an Exclusive General License, for the provision of Domestic Fixed-Line Telecommunication Services.

M.R.T. Operator	–	The recipient of a General License for the provision of M.R.T. Services.

Service Recipient	–	A customer of the Licensee, including a Subscriber, an occasional customer or a Licensee.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Switch [or Exchange]	–	A Telecommunications Facility in which switching, routing and transmission facilities are contained and operated, which facilitate communication between different pieces of Terminal Equipment attached or connected to it and the transfer of Telecommunication Messages between them, including control and monitoring Facilities, as well as other Facilities which enable the provision of different Telecommunication Services to the Licensee's Subscribers or to the Subscribers of another Licensee.

The Ministry	–	The Ministry of Communications

N.T.P. (Network Termination Point)	–	An Interface to which a Public Telecommunication Network is connected on one side, and Terminal Equipment, a Private Network or a different Public Telecommunication Network on the other side, as the case may be.

International N.T.P.	–	An N.T.P., which serves or is meant to serve as the connection between an International Telecommunication System and another Public Telecommunication Network.

Telecom(s) Activity	–	The operation, installation, construction or maintenance of a Telecommunications Facility, all for the purpose of Telecommunication.

Ordinance	–	The Wireless Telegraph Ordinance [New Version], 1972.

Telecommunications Order	–	The Telecommunications Order (Determination of Essential Service Provided by "Bezeq", The Israel Telecommunication Corp. Limited), 1997, as amended from time to time, and including any Order which may take its place.

Terminal Equipment	–	Telecommunication equipment for use by Subscribers, which connects or is meant to connect between the Subscriber's premises or any other location and a Public Communication Network, by means of the Interface designated for this purpose.

P.T.P. Line (Point to Point)	–	A line used for the transfer of Telecommunication Messages, which provides a permanent physical or logical connection between two points, including by means of a switched or routed network.

Interconnection	–	A connection between a Public Telecommunication Network of one Licensee and a Public Telecommunication Network of another Licensee, in either a physical or logical manner, which enables the transfer of Telecommunication Messages between the Licensees' Subscribers or the provision of services by one Licensee to the Subscribers of the other Licensee.

The License	–	This License, including all the Appendices thereto, as well as any other document or provision, which the License incorporates by reference as an integral part thereof. ["...which the License determines will constitute an integral part of the License or of the provisions thereof."]

Public Telecommunication Network	–	A system of Telecommunications Facilities which serve or are meant to serve for the provision of Telecommunication Services to the general public, nationwide or at the very least in a Service Area, and which includes switching and routing equipment, transmission equipment and an Access Network, including an M.R.T. System and an International Telecommunication System, but excluding Terminal Equipment.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Fixed-Line Public Telecommunication Network	–	A Domestic Public Telecommunication Network, with the exception of an M.R.T. System and an International Telecommunication System.

Access Network	–	Components of a Public Telecommunication Network used for connecting [the "last mile"] between a Switch (PSTN) and a N.T.P. using terrestrial infrastructure, wireless infrastructure or a combination of the two.

The Licensee's Network	–	The Public Telecommunication Network which the Licensee uses for the provision of the Licensee's Services in accordance with this License as well as for other Telecommunication Services provided according to the Law, whether by the Licensee or by a third party.

Private Network	–	A Telecommunication Network which serves or is meant to serve a particular person or a particular group of people with a common interest, which connects or is meant to connect to a Public Telecommunication Network by means of a N.T.P., including switching equipment, connection devices, cables, Transmission equipment and any other Telecommunications Facility, provided that the common interest is not merely the very existence of the Network.

Use	–	Access to a Telecommunication Facility of the Licensee, including the Licensee's Network, its Access Network or any part of the above, and the possibility of using them for the purpose of conducting Telecommunication Activities and providing Telecommunication Services via same, as well as allowing the installation of another Licensee's Telecommunication Facility in a Telecommunication Facility of the Licensee or on its premises.

Telecommunication Service	–	Conducting Telecommunication Activities on behalf of a third party.

Other Service	–	Any service which is not a Basic Service or Ancillary Service, as detailed in section 4 of Appendix A to the License.

Telephone Service	–	Switched or full duplex routed transfer, including via modem, of speech or speech-like Telecommunication Messages, such as facsimile signals.

Telephony Service	–	Telephone Service and Ancillary Services to such Service.

Value Added Service	–	A service provided on the basis of a Basic Service, and which by its nature can also be provided by another, including another Licensee, who is not the provider of the Basic Service.

M.R.T.(Mobile Radio-Telephone) Service	–	Telecommunication Service provided to the public by means of a M.R.T. System of a M.R.T. Operator.

Infrastructure Service	–	Allowing another Licensee or a Broadcasting Licensee to use the Licensee's Network, including by providing Transmission Service for the purpose of conducting Telecommunication Activities or in order for them to provide Telecommunication Services.

International Telecommunication Services	–	International Telephone Service, International Data Communication Service and International Transmission Service.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Domestic Fixed-Line Telecommunication Services	–	Infrastructure, Transmission, Data Communication and Telephony Services provided by means of a Fixed-Line Public Telecommunication Network.

The Licensee's Services	–	Those services the Licensee is entitled to provide to Service Recipients in accordance with the License.

Basic Services	–	Domestic Fixed-Line Telecommunication Services as specified in section 2 of Appendix A to the License.

Ancillary Services	–	Those services, which are ancillary to Basic Service, as specified in section 3 of Appendix A to the License.

The Minister	–	The Minister of Communications, including any person to whom the Minister has delegated his powers with respect to this License, in whole or in part.

Transmission Service	–	Carrying out transmission on behalf of a third party.

Data Communication Service	–	Carrying out Data Communications on behalf of a third party.

Transmission	–	The transfer of electromagnetic signals or a sequence of bits between Telecommunications Facilities of a Licensee, excluding Terminal Equipment.

Supervisory Regulations	–	The Telecommunication Regulations (Supervision Over Activities of a Licensee), 1986.

Data Communication	–	The transfer of Information and Software, excluding speech, between pieces of Terminal Equipment, including Computers; for the purpose of this definition.

Information	–	data, signals, concepts or instructions, excluding software, which are expressed in a computer-readable format and stored on Computer or on another storage medium.

Computer	–	a device that operates by means of Software in order to perform arithmetic or logical processing of data, and its peripheral equipment, including a system of computers.

Software	–	a set of instructions expressed in a computer readable format, which is capable of causing a computer to function or to perform an action.

International Infrastructure	–	A system of Telecommunication Facilities, which includes wireless Transmission channels or submarine or terrestrial cable Transmission channels, or via satellite, which serve or are meant to serve for carrying out international Transmission.

1.2	Other words and phrases in the License, insofar as not defined in section 1.1 above, shall have the meaning set forth in the Law, in the Regulations enacted pursuant thereto, in the Telecommunications Order, in the Interpretation Law – 19812, or as specified in the appropriate places in the License, unless the language or context indicate a different meaning.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

2.	Interpretation

2.1	The titles of the sections in the License have been provided solely for reading convenience, and are not to be used for purposes of construction or elucidation of the content of any of the terms of the License.

2.2	In the event of a prima facie contradiction between provisions of the License, the Minister will determine the meaning of the provisions or the manner in which the contradiction between them shall be resolved.

2.3	The instructions of the Interpretation Law shall apply to the interpretation of this License, with the necessary modifications.

3.	The “Blue Pencil” Principle

3.1	The cancellation or a determination in respect to such cancellation of a condition in the License will apply only to the specific part of same, or the part of same, and shall not in itself effect the mandatory validity of the license or any other condition herein, other than if such is required due to the cancellation or cancellation of any other implication.

Part B – Legal Instructions and Administrative Instructions

4.	Applicability of Laws and Instructions

4.1	In all applicable to the setup, maintenance and operation of the network, as well as for the performance of telecommunication activities and the provision of telecommunication services, the Licensee will act in accordance with the following terms and conditions of the License.

(a)	Instructions of the law, the edict any subsidiary legislation of these.

(b)	Instructions of the administration, as instructed according to the law, the edict or any subsidiary legislation of these.

(c)	International treaties, to which Israel is a part, as related to telecoms and radio.

4.2	Any legislation or administrative edicts, as aforesaid in section 4.1, shall apply to the Licensee as issued from time to time, including any remedies as to their violation, and these instructions shall be seen as being an inseparable part of the conditions of the License.

5.	Obligatory per any other Law

5.1	To remove any doubt, the granting of this License shall not be construed as exempting the Licensee from the fulfillment of any other legal obligations, including the obligation to obtain all the required licenses, permits, approvals or agreements, as required by law.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Chapter B -The License - Its Scope, Validity and Cancellation

Part A - Scope and Validity of the License

6.	The Scope of the License

6.1	The Licensee, in accordance with the License, and subject to all its provisions and terms, shall do the following:

(a)	Will construct, install, sustain, maintain, operate and utilize a Fixed Public Telecommunication Network, insofar as necessary for the provision of the Licensee’s Services.

(b)	Will supply those receiving the Licensee’s services the services as detailed in Appendix B; services as provided will be at a scope of no less than fifty (50) million NIS, over an accumulated period of up to three years from start of provision of the service, upon notification of same per the instructions of section 20.3;

(c)	May permit a third party to carry out Telecommunication Activities by means of the Licensee’s facilities, to the extent that these will be required in order to obtain the services of the Licensee.

6.2	The Licensee will not conduct Telecommunication Activities nor will it provide Telecommunication Services unless permitted to do so by this License or pursuant thereto, or by another license granted to the Licensee by the Minister, except as set forth within framework of the License, or within another License, in accordance with the Law or Edict.

7.	The Term of the License

7.1	The License shall remain in force for a time period of twenty (20) years, starting from the day that the License was granted (hereinafter – the first period).

7.2	The Minister may extend the time period of the License for additional ten (10) year periods, as described in section 8 below (hereinafter – additional period).

8.	Extension of the License Time Period

8.1	The Minister may, upon request of the Licensee, extend the validity of the License for an additional period, after having given due consideration to the issues detailed in 4 (b) of the Law, including the following:

(a)	The Licensee has complied with the conditions of the License to the considered satisfaction of the Minister.

(b)	The Licensee has complied with the instructions as detailed in section 4.

(c)	No action or inaction has been taken by the by the Licensee that could have a detrimental effect on the competitiveness of telecoms in Israel or could have a constraining effect on these.

(d)	The Licensee acted consistently for the enhancement of telecom services and their scope, availability and quality, and for the technological upgrading of the network.

(e)	The Licensee is able to continue the provision of high level telecom services, and possesses the investment capabilities necessary for technological upgrading of the network, and for enhancing of the scope of telecom services, their availability and quality.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

8.2	The Licensee will submit a request for extension of the License within forty five (45) days prior to the eighteen (18) month period, before termination of the License period.

8.3	As required to examine said request by the Licensee for extension of the License period, the Minister will have the right to request submission, within a time period as determined and in a manner as determined, any information and data as requested, without detracting from the generality of the aforesaid, and the Minister will have the right to –

(a)	Request the submission of a summarizing report from the Licensee, including the following:

(1)	A report including a consolidation of all the annual reports submitted by the Licensee, whether at start of the License or at any other time upon request.

(2)	A comparison between the data as detailed in the report, for every year, versus those of the previous year, and explanations of any data.

(3)	A review of the means, activities and investments as enacted or performed by the Licensee, in respect to improvements in the quality of telecom services, their scope and availability, and for the development and upgrading of network technologies.

(b)	Require the Licensee to attach a report summarizing any document as necessary to authenticate the data detailed in the report, to complete the report and to provide any additional data that was not included in the report.

(c)	To invite the Licensee to meet in person with the Minister and to answer any questions or queries, and to show any documents in his possession or under his control, that relate to the data as provided in the report.

(d)	To demand from the Licensee the submission of an engineering plan describing the Licensees plans for the upgrading of network technologies and for the advancement of the Licensees services within the first five (5) years of the additional time period.

(e)	To demand from the Licensee a presentation of his business plan, including proforma reports, balance sheets, and cash-flow reports, for the first five (5) years of the additional period, and to provide clarifications in respect to any planned investments and the financing of these.

9.	Ministerial Pronouncement of an Extension to the License

9.1	The Minister will notify the Licensee in writing in respect to his decision as regards the extension of the License, no later than one year prior to ending of the License period.

9.2	In the event that the Minister has decided to reject the request, after an adequate opportunity has been provided to the Licensee to state his case, he will so notify the Licensee in writing, with reasons for said rejection.

10.	Ending of the License Period

10.1	Upon ending of the first License period per section 7.1, or an additional period per section 7.2, and the License has not been extended, or if the License has been revoked per section 12, the Minister may:

(a)	Instruct the Licensee to continue operation of the network and the provision of services as detailed in the License for a time period to be determined (hereinafter – end of service period), until all steps required for handover of the network and the rights and obligations of those receiving services will be transferred to an alternate Licensee, as described in 10.2; the end of service period will in no event exceed three (3) years from date of the instruction.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

(b)	If the Licensee has not fulfilled the instruction of the Minister per subsection (a), and after an adequate opportunity has been granted to the Licensee to state his case, the Minister will have the right to appoint a trustee for management and operation of the network, pending the granting of a license to an alternate Licensee.

10.2	Within the end of service period, and if an approach has been made by one or more alternate Licensees, with a request to purchase the network and the rights and obligations of service recipients, negotiations will be effected between the Licensee and the alternate Licensee as required for acquisition of the network as described at its economic value as a viable concern. In the event that no conclusion is reached between the parties within six (6) months of end of the License period, and no agreed arbitrator has been appointed by the parties, the minister will have the right to instruct that the network acquisition conditions will be determined by an arbitrator appointed by the chairman of the certified public accountants council, when requested to do so by one or both of the negotiating parties.

10.3	The arbitrator will give his decision after hearing both the Licensees, and has given due opportunity to appear before him. The decision of the arbitrator will be given no later than three (3) months of his appointment.

10.4	Within this section an “Alternate Licensee” is an entity that has satisfied the Minister that he is fully qualified to receive an Exclusive General License, if the network is transferred to his ownership.

Part B - Alteration of Terms or Revocation of the License

11.	Alteration of the Terms of the License

11.1	The Minister may alter the terms of the License, including with respect to the scope of the License as set forth in section 6, add or detract there from, after taking into account the considerations specified in section 4(e) of the Law, and after affording the Licensee a reasonable opportunity to plead its case.

12.	Revocation of the License

12.1	The Minister may revoke the License, limit it or suspend it, as the case may be, provided the Licensee has been given a reasonable opportunity for a hearing, in one of the following instances:

(a)	In any of the cases as detailed in section 6 of the law.

(b)	If any of the instructions of ordinance 22 of the exclusive domestic operator are no longer being supported, and in respect to clause 11(a)(3) of the exclusive domestic operator regulations, if any one of these is no longer a citizen of the State of Israel or a resident of the state.

(1)	The CEO of the Licensee partnership, or a person in a position of responsibility as aforesaid within the partnership, even if the title of same has been changed;

(2)	A director or a person fulfilling a role equivalent to a director within the general partnership of the Licensee, to whom implementation authorizations have been granted, and any person fulfilling a role within the Licensee partnership, even if the title of same has been changed;

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

(3)	A majority of the directors of the Licensee general partnership and a majority of those fulfilling a role as aforesaid within the Licensee partnership, even if the titles of these have been changed.

(c)	If the Licensee of a partner of the Licensee has violated any instruction of those detailed in clause 19a and 19b.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Chapter C – Structural Separation, Ownership and Controlling Interest

Part A – Structural Separation in the Provision of Services

13.	Structural Separation[1]

13.1	The Minister will have the right, after having provided the Licensee with adequate opportunities to declare his views and claims, to set constraints and conditions within the license in respect to the relationship between the Licensee and other companies with a linkage and affinity to the Licensee, including the manning of positions and the appointment of functionaries, the transfer of information, the existence of separate corporate entities or separate accounting systems between activities, and in respect to technological, geographical or commercial constraints when deploying infrastructures or when providing services.

13.2	Without detracting from the instructions of clause 13.1 of this license and the instructions of any law, the Director may view the scope of activities of the Licensee as being accumulative with the scope of activities of another domestic telecommunications operator or exclusive domestic telecommunications operator, that are in fact companies with an affinity to the Licensee, and the minister may view these as being the possessors of a single license, these in respect to the following:

(1)	The allocation of frequencies as defined by Part C of Chapter D; in this respect, “The Administration” as defined in clause 28.1.

(2)	The allocation of dialing codes, numbering ranges and access codes as defined by the instructions of Part D in Chapter D.

(3)	A determination that the services of the operator are essential, and shall be provided within at least one service area, as defined by the instructions of clause 4(a1)(3) of the law, if so determined by the minister within the scope of regulations dealing with essential operators as defined by the above clause.

14.	Prohibition of Partiality

14.1	The Licensee shall not discriminate and shall not favor a company with affinity to the Licensee, over any other Licensee, in the provision of services, including in respect to payment for services, service conditions, availability of services, the provision of information concerning the service, or in all other respects.

14.2	The Licensee will not provide commercial information to a company with affinity, which is in competition with another Licensee, and will not receive such information from a company with affinity. For this purpose, the Licensee will prepare procedures dealing among others with the preserving of confidentiality, the limiting of information distribution to the Licensee, and the limiting of access to data and information by employees not requiring such access in view of their duties.

1 When taking into consideration the identity of the requesting party, individual instructions shall be issued in respect to structural separation, as seen fit by the Minister of Communications, for the promotion of competition and for the benefit of the public.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

As regards this section:

Commercial Information	–	Data concerning a Competitor, that are not common knowledge, and that concerns one of the following:

(1)	The quantity, the type and the destination of Telecommunication Messages transiting the Licensee’s Network.

(2)	The structure of the Telecommunications Facilities system, its deployment and the technology by which it operates.

(3)	Plans for the expansion of the Telecommunications Facilities system, for alterations thereto and for the operation of new services by means thereof.

(4)	The amount of telecommunication messages transmitted by the system, and the types and destinations of these messages.

(5)	Marketing or other technological plans or activities, information in respect of which has been given to the Licensee by a Competitor, or another business activity, information in respect of which has been classified by a Competitor as confidential information.

Competitor	–	Another Licensee, including a Licensee for transmissions.

Part B – Constraints in respect to Transfer of License Assets

15.	Definitions

15.1	As regards this part and Part C:

Holding	–	Including acquisitions, and both as one, per the implications of these in the Securities Law - 1968, and including any transfer or lien thereof, and without detracting from the definition of "Holding", clause 1.

Essential Holding	–	The holding of controlling means by the Licensee, as a result of which a person becomes an interested party, a person with considerable influence, or a controlling factor of the Licensee.

Transfer	–	In respect to controlling means - whether directly or indirectly, whether for a remuneration or for no remuneration, whether permanently or for a period, whether immediately or in parts.

Banking Corporation	–	As defined by the Bank (Licensing) Law - 1981.

16.	Limited Transfer of License Assets

16.1	The Licensee is not authorized to transfer to another or to attach any asset of the license assets, including through mortgage, other than following an agreement received in advance and in writing from the Minister, and in accordance with conditions as set forth by the Minister. The Minister shall grant his agreement for such transfer or attachment of any asset of License assets to a third party, if convinced that Licensee has assured that said transfer of rights to a third party will not effect in any way whatsoever the provision of Licensee services, for as long as Licensee is obliged to provide such services per conditions of the license, including no constraint or limit to said Licensee services per conditions as set forth in the License, including conditions defining the level of services, their scope, availability and quality, and that the possibility of renewal of said services will not be effected, if they have been limited or discontinued prior to the implementation of rights to the License assets.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

16.2	Irrespective of the aforesaid in section 16.1, the Licensee will have the right to attach an asset of the License assets to the benefit of a banking corporation that has been duly registered in Israel, as required for the obtaining of banking credits, on condition that Licensee has delivered due notice in advance to the Director in respect to the intended attachment, and on condition that the attachment agreement includes a section according to which the banking corporation agrees that any implementation of rights as allowed by the attachment agreement will not impair in any way the provision of services as set forth per this License.

16.3	The instructions of section 16.1 shall not apply to the sale of equipment items within the scope of upgrading procedures, including the sale of equipment, as aforesaid, by trade-in method.

Part C – Controlling Interests – Changes and Restrictions

17.	Licensee Details

17.1	Details in respect to the Licensee’s legal standing, his corporation, controlling interests, those with significant influence, functionaries, as detailed in Appendix A to the License; the Licensee will deliver an updated Appendix A to the Director every year, at the beginning of January.

17.2	The Licensee will report to the Director in writing in the event of any change to the information as provided in Appendix A, no later than twenty one (21) days from the change that has taken place.

18.	Essential Holding Interest

18.1	No person shall hold an essential interest other than if approved by the Minister.

18.2	The transfer of a controlling interest in the Licensee by a person will not be allowed, if as a result of such transfer the receiving person/entity will then possess an essential holding interest, other than if approved by the Minister.

18.3	The holder of a controlling interest in the Licensee or in an interested factor, will not be allowed to attach such controlling interests in a manner where the implementation of such attachment will cause the creditor to hold an essential holding, other than if the attachment agreement included a reservation stating that implementation of the attachment will not be allowed other than with the express agreement of the Minister in advance and in writing. Ub respect to this subsection and in respect to an attachment to a banking corporation, “essential holdings” signifies the holding of a controlling interest in the Licensee, as a result of which a person will gain significant influence, or will become a controlling factor of the Licensee.

19.	Transfer and Acquisition of Controlling Interests

19.1	Controlling shares of the Licensee have been transferred, at an amount that could cause essential holding interests, with no approval from the Minister, the Licensee will notify the Minister concerning such transfer of interests in writing, immediately having discovered such transfer, and no later than twenty one (21) of this date.

Said notification shall not detract from the instructions of section 18 and from the instructions of the License that are applicable to said violation.

19.2	Regardless of the stated in section 18, the transfer, acquisition or attachment of traded controlling shares in the limited partner of the Licensee, that are not considered to be cause for cancellation of the General License for the provision of cellular mobile radiotelephone services, as granted to the limited partner of the Licensee (the Cellular Telephony License), as stated by section 14(h) of the Cellular Telephony License, shall not be cause for the revocation of this License. Within this section: “traded controlling shares” – as defined within section 21.5 of the Cellular Telephony License.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

19a	Organizational Change of the Licensee Partnership

19a.1	(a)	No changes will occur in the structure of the Licensee partnership, including a change in the identity of the Licensee partners, the addition of a limited partner or a general partner, or the conversion of a general partner to a limited partner or vice versa, other than if approval for such a change has been granted by the Minister, in advance and in writing.

(b)	Partner Communications Ltd. (“Partner”) will hold 100% of the controlling shares in the general partner of the Licensee, other than if the Minister has granted approval in advance and in writing, for the holding of a lower percentage of controlling shares.

19b	Israeli Citizenship

19b.1	The Board of Directors of the Licensee General Partner will appoint a “security committee” from among those directors who possess the necessary security clearances and security standards as determined by the General Security Service (“classified directors”), a “security matters” committee.

At least three classified directors will serve in the security committee. Only the said security committee will discuss security issues, subject to the provisions of section 19.2 below. A decision of the security committee or an action by the committee will be considered as identical to a decision or action taken by the Board of Directors, and it will be tabled for discussion at the full Board of Directors of the General Partner only if such is required according to section 19.2b following and subject to the provisions of section 19b.2 following. Within the scope of this section – “security matters” – as defined by the Telecom Act (the determination of a vital service as provided by Bezeq, the Israeli Communications Company Ltd.) – 1997, on the date of 9/3/2005.

19b.2	Security matters to be dealt with by the security committee or auditing committee (if exists) of the Licensee general partner, per the cogent instructions of the Corporations Law – 1999, or per cogent instructions of any other law applicable to the Licensee general partner, will be discussed, to the extent that these must be discussed by the Board of Directors or the auditing committee (if exists), with participation of the security classified directors only. Unclassified directors of the general partner will not be allowed to participate in such meetings of the Board of Directors or the auditing committee (if exists), and will not be allowed access to documents or reports applicable to the matters being discussed. The legal quorum for any such meeting as described above will include directors with security clearance only.

The Licensee general partner will determine within statutes, that a functionary, if in view of his duties or as determined by instructions and regulations of the law, or statutes of the general partner, is required to receive information or participate in meetings where security matters are being discussed, but such participation has been denied him in view of section 19.2b, said director will be exempt from responsibility to his obligatory caution and watchfulness towards the Licensee, if said requirement has been violated due to his non-participation in a meeting or his non-receipt of information as aforesaid.

19b.3	The general meeting of the general partner will not have the right to take, delegate, transfer or activate powers as provided to another organ of the general partner, where security matters are concerned.

19b.4	(a)	The Minister will appoint an observer to meetings of the general partner Board of Directors, and to committees of same, said observer to possess the necessary security classifications as determined by the General Security Service.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

(b)	The observer will be a State employee with capabilities of a Director, per Chapter C of the Government Companies Law – 1975.

(c)	Furthermore, and without detracting from any obligation imposed by law, said observer will be required to observe full secrecy and non-disclosure commitments in respect to the Licensee and the partners, other than if required for the fulfilling of his duties as an observer. The observer will not serve as observer or in any other role with any factor engaged in the provision of Telecom services and who may be in direct competition with the Licensee or a partner to the Licensee. The observer will further refrain from any conflict of interest between his duties as an observer and the Licensee or a partner of the Licensee, other than any conflicts that may arise in view of his being an official of the state fulfilling his duties as an observer to actions of the Licensee general partner. The observer will undertake, towards the Licensee general partner not to serve as an observer or an official, and not to fulfill a position or to be engaged, whether directly or indirectly, by any factor that is in direct competition with the Licensee or a partner of the Licensee, or who may be in a conflict of interests towards these, not including any conflict of interest that may arise as aforesaid in view of his being an official of the state performing his duty as an observer to the Licensee general partner, throughout his tenure as an observer at the Licensee general partner and for eighteen (18) months after termination of this duty.

In any case of a difference of opinion in respect to presence of the observer, in view of a conflict of interest, the legal advisor to the government or an appointed representative of same, will resolve the issue.

(d)	An invitation to meetings of the Board of Directors or committees of the general partners, including to meetings of the Security Committee, will submitted to the observer as well, and the observer will have the right to participate, as an observer in all such meetings as aforesaid.

(e)	The observer will be entitled to receive information from the Licensee and from the general partner of the Licensee, at a level equivalent to that of a Director of the general partner. If in view of the general partner to the Licensee, some specific information should be considered sensitive commercial information, which is not required by the observer for fulfilling his duties, the general partner to the Licensee will have the right to prevent the submission of such information to the observer, and will so notify the observer. Where observer believes that said information should have been delivered, the issue will be brought to the Chief of Security Services for resolution.

(f)	Where seen by the observer that the general partner to the Licensee has taken, or is about to take, a decision in respect to security matters that is in conflict with an instruction of the License, in conflict to section 13 of the Law or in conflict to section 11 of the General Security Service Law – 2002, he will so notify, in writing and without delay, the general partner of the Licensee. Such notification will be delivered to the Chairman of the Board of Directors of the general partner and to the Chairman of the Security Committee, with a time parameter as relevant to the case for a correction of the decision, if such correction is possible.

19c.1	The instructions of sections 19a and 19b will be included in the partnership agreement of the Licensee.

Partnership Agreement	with significance as described in section 61 (a) of the Partnerships Act (new version) – 1975.

19c.2	The provisions of section 19b will be included in the statute of the general partner to the Licensee.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Chapter D –
Network Establishment, Maintenance, Development and
Operation

Part A - Establishment and Development of the Network

20.	Establishment of Network

20.1	In all matters concerning network deployment, maintenance, operation and development, including the technical quality level of the network and its various components, the Licensee will act according to the instructions of the License, and will observe the statements of the engineering plan.

20.2	The Licensee shall follow the rules, standards and technical specifications set by the Ministry, and will act, wherever possible, according to accepted standards and recommendations set by standards institutes in Israel and abroad (such as the Israeli Standards Institute, ITU and ETSI), or by de facto industry standards forums (such as WI-FI, ATM, D.S.L.) in the area of Telecommunications and wireless, insofar as these relate to the establishment of the Licensee’s Network, its operation, its maintenance and its development, and to the services provided or meant to be provided thereby.

20.3	The Licensee will notify the Director that all preparations have been completed for the provision of services as required by the License, and the date upon which such services will commence.

21.	Modification of Engineering Plan During Setup and Development

21.1	Where found by the Licensee that a need has arisen to diverge or digress from the original engineering plan to the extent that could fundamentally effect the provision of services, Licensee will so notify the Director in writing, will detail the essence and nature of the engineering change and its effect on the provision of services, and will attach an updated engineering plan to said notification. The Director may in response issue instructions to the Licensee, including actions to be taken, as required to maintain the level of services.

22.	Report of Development Works

22.1	Upon request of the Director, the Licensee will submit reports detailing any network development works conducted during the time period covered by the report. The Director may instruct the Licensee as regards a format for submission of the said report.

23.	Precautions, Safety and Hazard Prevention

23.1	The Licensee shall deploy and develop its Network while taking suitable safety precautions at the work site for the prevention of injury and damage to person and property, and for the prevention of nuisances and hazards to the public; in the event that the Licensee is required to perform any excavations it will take all necessary measures to prevent damage to underground systems, including Telecommunication Networks, and will thus make sure to obtain any permit required according to any law.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Part B – Inspections and Maintenance

24.	Definitions

24.1	In this part:

Periodic Inspection	–	Inspection of the Licensee's Network or any part thereof, which is conducted in accordance with the provisions of the License, at fixed periods and at least once a year.

Special Inspection	–	Inspection of the Licensee's Network or any part thereof, which is conducted due to a maintenance or repair operation following an electromagnetic disturbance, a malfunction, the investigation of a complaint, a technological change, or a change to an Engineering Plan etc.

Regular Inspection	–	Inspection of the Licensee's Network or any part thereof, which is conducted in a regular ongoing manner.

25.	Performance of Inspections

25.1	The Licensee shall conduct Periodical Inspections of the Licensee’s Network, and will present the results of such Inspections upon the Director’s demand, within 30 days from the date of such demand.

25.2	The Licensee shall establish and operate a control system for the constant monitoring of the performance of the Licensee’s Network and for regular inspection of the normalcy of the Licensee’s Network. The Licensee shall also conduct, in a regular ongoing manner, Regular Inspections of the Licensee’s Network or any part thereof, as necessary.

25.3	The Licensee shall conduct regular inspections of all concerning the Quality of Service as detailed in Appendix D, including for compliance with ITU-T standards, and will submit the results of such tests upon request of the Director, within 30 days from the date of such request.

25.4	The Director may instruct the Licensee to conduct a Special Inspection; the Licensee shall conduct such an Inspection in the format and at such time as the Director shall determine, and shall provide the results of such tests to the Director.

25.5	The Director, or any person authorized by him for this purpose, may conduct inspections himself, insofar as he deems that there is a need to do so; after prior coordination, the Licensee shall afford the Director, or any person authorized by him, access to the Facilities and to the equipment, and will place any inspection equipment which it uses and technical personnel at his disposal.

26.	Inspections, Malfunctions and Maintenance Log

26.1	The Licensee shall keep an Inspections, malfunctions and maintenance log (hereinafter – “Maintenance Log”), in which particulars of the malfunctions in the Network and the Inspections thereto will be recorded.

26.2	The Licensee shall keep the Maintenance Log in its registered office, and will allow the Director, or an authorized representative on his behalf, to examine it at any time, inspect it or copy it in any manner, and will submit it for the Director’s perusal upon demand.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

27.	Repair of Defects and Flaws

27.1	After observing the Network’s performance, complaints from Service Recipients, inspections which he has conducted or on the basis of inspection reports, documents and information which he has received from the Licensee, the Director may, after affording the Licensee a proper opportunity under the circumstances to present its case before him, give written notice to the Licensee of defects and flaws which he has discovered, and which impair the standard of service provided to its Service Recipients, impair the survivability and back-up level of the Network, are deleterious to safety standards, or cause disturbances to other systems which operate according to law.

27.2	The Director may issue directives to the Licensee with respect to the dates by which the Licensee must repair the said defects and flaws.

27.3	In the event that the Licensee receives such notice, it will inform the Director of the repair of the defects and flaws, by the date set out in the Director’s notice and in the detail requested by the Director.

Part C – Inspections and Maintenance

28.	Definitions

28.1	In this part, “Director” – a senior deputy managing director responsible for spectrum management and for the licensing of frequencies within the Ministry, or a person with equivalent duties in the Ministry designated to replace said deputy managing director.

29.	Allocation of Frequencies

29.1	The Licensee is authorized to operate wireless telecom facilities only at those frequencies that have been approved for use by the Licensee, by the Director, within the scope of individual licenses and within a framework of rules and limitations as instructed by the Director, all as defined by the Order and the Covenant.

29.2	The Director may instruct the Licensee in respect to limitations, among others, in the operation of wireless telecom installations on specific frequencies and in defined geographical areas, or in respect to limited operation of wireless telecom installations at frequencies allowed for use, in parallel to the operators of other services or in coordination with such operators, all as instructed by the Director.

29.3	The Licensee will pay fees for use of the frequencies, and operation and licensing fees, all as determined by law.

29.4	The Director may allocate alternate frequencies to the Licensee. Having allocated such alternate frequencies as aforesaid, the Licensee will effect the necessary changes in the network, at Licensee’s expense, as required for operation with the alternate frequencies, within a time frame as determined by the Director.

30.	Reservation in Use of Frequencies

30.1	The Licensee will be allowed use of the frequencies only for the provision of Licensee services. The Licensee will not be allowed to transfer his rights to the frequencies for the benefit of other uses or to other parties, and will not allow the use of these frequencies by others.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

30.2	The Licensee will utilize such frequencies only as instructed by the Director; the Director will determine his instructions for such usage as based, upon others, on the utilization of frequencies by other factors, and on a plan derived from deployments towards a state of emergency or special conditions on the home front.

30.3	The Licensee shall not be allowed use, for the provision of his services, of frequencies that have been detailed in orders stating non-effectiveness of the order, other than if approval has been obtained from the Director, in writing and in advance, and subject to conditions as set forth by the Director.

Regardless of the aforesaid, the Licensee will be allowed use of WLAN technology, within the scope of the frequencies as set forth by the Wireless Telegraph Order (non-effectiveness of the order) (No. 2) – 1982, all in accordance with the instructions of the “Policy for Regularization of Commercial Use of WLAN Technology” document, dated 23.8.03 as published by the Ministry, or any other policy document that may come in place. The Licensee will report to the Director in respect to any such use as aforesaid, and the Director will be authorized to issue instructions relevant to this issue, including an instruction to refrain from use.

30.4	The Licensee will not be allowed the use of frequencies that have been allocated to others, other than by express approval of the Director, in advance and in writing.

31.	Safety in the Use of Frequencies and Prevention of Interference

31.1	Where the Network includes a wireless telegraph station as defined by the order, being established and operated by the Licensee as allowed by any law, in compliance with Pharmaceutical Regulations (radioactive substances and byproducts) – 1980 (hereinafter – “Pharmaceutical Regulations”, and having received a permit as required by said Pharmaceutical Regulations.

31.2	The Licensee will submit to the Director, during the month of January of every year, an updated annual report as regards the wireless telecom facilities being operated by the Licensee, including among others the location of each facility, transmission and reception frequencies, the gain levels of antennas, antenna heights, transmission power and transmission bandwidth. But in special cases the Director may demand submission by the Licensee at any time and within five (5) days, an updated report as regards the operation of wireless telecom installations, radio channels and the use of frequencies.

31.3	The Licensee will establish and operate the network in a manner designed to avoid any mutual interference between the Licensee’s network and other systems operating as required by law. Without detracting from the generality of the aforesaid, the Licensee will act, in this respect and among others, as follows:

(a)	Prior to the activation of any wireless element on the Network, will conduct tests and measurements as required to prevent any electromagnetic interferences.

(b)	Having found that electromagnetic interferences may be expected, or where electromagnetic interferences have been caused by operation of the installation, will act immediately, and no later than 24 hours from such detection, as required to coordinate a solution to avoid and prevent any such interferences. Where such a solution has not been found, the Licensee will apply to the Director in writing, or to any other as appointed by the Director, as required to find a reasonable solution to the problem.

(c)	The Licensee will cooperate with other operators in the event of interference to a system operating as required by law. Where no solution to the problem has been found, as aforesaid, the Licensee will proceed, after having been granted adequate opportunity to state his case, and as instructed by the Director, to make changes to the network’s operational procedures, to network elements or to the use of frequencies, or will discontinue transmission on specified frequencies through the entire geographical area or in given areas.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

(d)	Will immediately respond, and no later than 24 hours of receiving a demand from the Director, to any Director demands relevant to the handling of interferences and coordination with other Licensee’s or other factors operating according to law, in Israel, in areas of the Palestinian Authority and in neighboring countries, and will submit to the Director any information required to deal with the situation. The Licensee will for this purpose conduct electromagnetic measurements as required by the Director, will avoid the use of frequencies as determined by the Director, and will act within constraints as instructed by the Director, including in respect to transmission power levels on specific frequencies at specific sites, including constraints specifying the height of antennas, antenna gain, and antenna types, polarization and orientation. Such coordination will be effected by the Licensee, at his expense and under his responsibility, both in respect to special instructions issued by the Director and to the instructions of international treaties and bilateral agreements with countries and/or with the Palestinian Authority to which the State of Israel is a party.

31.4	The granting of this License shall not be construed as providing protection against other transmitters operating on the same frequencies as those that have been allowed for use by the Licensee, or any protection against harmonies caused by other legally operating transmitters, or protection against other transmitters operating on frequencies that are identical to those allowed for use by the Licensee and other factors operating in conjunction with the Licensee, or external the geographical area of the State of Israel, or from areas over which the State has no control, or from space. But the Director will do all in his power to find an adequate solution, for provision of the required protection, and to solve mutual interference, if such occurs.

Part D - Numbering

32.	Definitions

32.1	In this part -

The Numbering Plan	–	A plan, formulated by the Director, for the allocation and assignment of telephone numbers, for mandating dialing rules and Number Portability, or any part of the foregoing[2], as amended from time to time.

Telephone Numbers Plan	–	A plan prepared by the Licensee in accordance with the Numbering Plan and the instructions of the Director for the assignment of telephone numbers to Subscribers and service providers, which includes Access Codes to the its Services and the services of other Licensees.

33.	Operation in Accordance with the Numbering Plan

33.1	The Licensee shall operate in accordance with the Numbering Plan, and in accordance with the Director’s instructions concerning the operation and application of the Numbering Plan. The Director’s orders will be issued after the Licensee has been afforded an opportunity for a hearing.

2 The plan, which has been formulated, is contained in the document entitled “Numbering Plan for Telephony Services and Value Added Services in Israel,” which can be found on the Ministry of Communications Internet site at http://www.moc.gov.il and in administrative directives issued by the Director from time to time

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

33.2	Should the Numbering Plan make no provision for a certain matter, and if no directive has been issued by the Director in the said matter, the Licensee shall act in that matter in accordance with accepted standards and recommendations, which are relevant to the Numbering Plan, as set by standards organizations around the world or other international organizations.

33.3	The Director may restrict the Licensee in respect of using specific groups of numbers, by Number Range, Dialing Prefixes, Access Codes or Telephone Numbers, so as to ensure, inter alia, the efficient utilization of the ranges of numbers and Dialing Prefixes, or in order ensure that numbers are used in a manner compatible with the needs of Service Recipients or global standards.

34.	Prohibition on the Transfer of Telephone Numbers and Ranges of Numbers

34.1	The Licensee may assign Telephone Numbers for the use of its Service Recipients out of the range of numbers assigned for its own use, in accordance with the Numbering Plan and the provisions of the License.

34.2	The Licensee may not transfer numbers or groups of numbers, which are included in the range of numbers assigned for its use, to any other Licensee, except at such time as Number Portability implemented or in accordance with the instructions of the Director.

34.3	The Licensee may not assign a telephone number to a Service Recipient, which has been assigned to another Service Recipient, with the exception of a number which was allocated to a Service Recipient who no longer receives the Licensee’s Services, and after a reasonable period of time has passed, [all] in accordance with the rules set by the Director.

35.	Preparation of a Telephone Numbers Plan

35.1	The Licensee shall prepare a Telephone Numbers Plan in accordance with the Numbering Plan and the instructions of the Director, and will update it from time to time as needed.

35.2	The Licensee shall provide the Director, upon demand, with the Telephone Numbers Plan in the format and at such time as the Director orders.

35.3	The Director may order the Licensee to amend the Telephone Numbers Plan, in whole or in part, or to make changes to it; The Licensee shall amend the Telephone Numbers Plan in accordance with the Director’s instructions.

35.4	The Licensee shall act in accordance with the Telephone Numbers Plan and the instructions of the Director.

36.	Number Portability

36.1	The Licensee will act in accordance with directives issued by the Minister, as regards the provision of Number Portability, and will integrate mechanisms within his network that will allow for application of the directive, at such time and according to the method as set out in the directive[3]

3 On the date of August 22, 2005, a document titled “Numbering Plan as Regards Number Portability” was published; the document was published on the Communications Ministry web site: http://www.moc.gov.il.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

37.	Telephone Numbers Plan and Interconnection

37.1	The Licensee shall apprise every other Licensee in respect of changes to the Telephone Numbers Plan, which may affect the Interconnection with the Public Telecommunication Network of the other Licensee or the provision of services to the other Licensee.

37.2	The Licensee shall not discriminate in any manner between other Licensees in all matters concerning the implementation of the Telephone Numbers Plan and in carrying out the foregoing duty of notification, including with respect to the scope of the information, its contents, the manner of its provision and the time of notification, and will provide the foregoing information in a manner which will enable other Licensees to prepare themselves in a reasonable manner for the implementation of the foregoing changes.

37.3	The Licensee shall publish the dialing rules relevant to Subscribers’ Telephone Numbers as well as the Access Codes to all the services provided to Subscribers by means of an Access Code in the telephone directory. The Director may issue instructions to the Licensee in respect to the format of this publication.

Part E – Implementation of the License

38.	Operation of the Licensee’s Network and Provision of Services

38.1	The Licensee shall establish, sustain, maintain and operate the Network, all year round, 24 hours a day, during both times of calm and emergency, in accordance with the Technical and Service Quality Requirements and in a manner that enables the proper and regular provision of the Licensee’s Services to its Service Recipients, in accordance with this License.

38.2	The Director may from time to time set Technical and Quality of Service requirements for the upgrading and updating of the Licensee’s Network, including for the incorporation of modern technological means for the provision of its services.

38.3	Where the Director has seen that the Licensee is acting in a way that could impair the adequate and regular provision of communication services, he may issue instructions to the Licensee, while allowing due time for the Licensee to present his case, as regards the steps and procedures to be undertaken as required to prevent such impairment.

38.4	The Licensee shall provide his services as required by technical and QoS requirements, and as required by Law and the License.

39.	Backup in Cooperation with Another

39.1	The Licensee will have the right reach an agreement with another Licensee, as required for backup services that will ensure the continuity of services, in all regarding operation or service that are identical to the operation or service as provided by the Licensee. The Licensee will notify the Director in regards to any such backup agreement, as described.

40.	Non-Infringement of Competition

40.1	The Licensee shall carry out no activity, either by act or omission, and will be a party to no agreement, arrangement or understanding, which are meant or are liable to restrict or prejudice competition in the area of Telecommunications.

40.2	Should the Minister be apprised that the Licensee’s actions may prejudice competition in the field of Telecommunications or in the field of broadcasting, he may issue orders to the Licensee, regarding the steps it is required to take in order to prevent the said injury, after affording it a proper opportunity for a hearing.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

41.	Service File

41.1	In the event that the Licensee requests to inaugurate a service included in the list of services in Appendix A, provision of which has not yet commenced, it shall notify the Director in writing of same no later than thirty (30) days before the date on which it intends to start providing the service.

41.2	In the event that the Licensee requests to inaugurate a new service, which is not included in the list of services in Appendix A, which it intends to provide to some of its Service Recipients (for the purpose of this section – “the New Service”), it shall notify the Director in writing of same no later than sixty (60) days prior to the date which is designated for commencing provision of the New Service.

41.3	The Director will inform the Licensee within thirty (30) days from the date of receipt of the Licensee’s notice as set forth in section 21.1, or within sixty (60) days from the date of receipt of the Licensee’s notice as set forth in section 21.2, whether it may begin providing the service or whether it must submit a service file for the approval of the Director as a condition for commencing the said service.

41.4	The Licensee shall submit a service file for the Director’s approval, upon demand. In the event that the Licensee fails to submit a service file in accordance with the Director’s order, or in the event that that Director does not approve the service file, the Licensee shall not inaugurate the service.

41.5	The Director’s decision with respect to the service file submitted to him shall be made within sixty (60) days of the date on which the Licensee provides the Director with all the documents and information he has requested in order to approve the service file for the New Service. In special cases, the Director may extend the terms mandated in this section, by written and reasoned notice to be delivered to the Licensee.

41.6	The Director may require the Licensee to submit a service file for his approval in respect of an existing service, for which a service file was not required, and he may also require the Licensee to submit a new service file for his approval in respect of a service for which a service file has been approved.

41.7	The service file will be submitted to the Director in the format and at the time ordered by the Director and shall include, inter alia, documents which explain the service and the manner in which it is provided, the way it is operated by the Service Recipient, its price and the germane Technical and Service Quality Requirements.

41.8	Once a service file has been approved, the Licensee shall provide the service in accordance with terms of the approved file.

41.9	The Licensee shall notify the public of any service file which has been approved, in such detail and in the manner ordered by the Director; and the Director may publicize it himself, provided he does not do so until the Licensee has begun providing the service. The notice to the public shall not include trade secrets, which the Licensee has asked not to reveal and the Ministry has approved.

41.10	Any New Service, which the Licensee inaugurates in accordance with this section, shall be regarded as part of Appendix A. The Director shall update Appendix A from time to time.

41.11	The provisions of this section shall apply, mutatis mutandis, in respect of an experiment on the network.

42.	Issuing of Instructions to the Licensee

42.1	Where the Minister has found that the Licensee has violated any instruction as set forth by Law or as an edict from the Minister, or any condition of the License conditions, the Minister will have the right to instruct the Licensee to correct such violation, including the manner for said correction of the violation.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Part F – Interconnection and Use

43.	Mandatory Interconnection

43.1	The Licensee shall act to carry out Interconnection between the Licensee’s Network and every other Public Telecommunication Network. The Interconnection will be carried out in a manner that enables a proper and regular transfer of Telecommunication Messages between the Licensee’s Subscribers and the Subscribers of another Licensee, as well as in a manner which enables the proper and regular provision of services by the Licensee to Subscribers of another Licensee, and the provision of services by another Licensee to the Licensee’s Subscribers.

43.2	Interconnection may be carried out in a direct manner, or in an indirect manner by means of a Public Telecommunication Network of another General Licensee, provided that the terms of section 43.1 are met.

43.3	In interconnecting between the Licensee’s Network and another Public Telecommunication Network, the Licensee shall act to establish points of Interconnection between the two Networks for the purpose of providing Telephony Services at two main transit switches at least. Regardless of the aforesaid, the Licensee will have the right to provide said Services with only one main transit switch on condition that when the number of connected telephone lines reaches 50,000, two main transit switches will be connected.

43.4	The Licensee shall act in accordance with the provisions set forth in Appendix E to the License in respect of Interconnection between the Licensee’s Network and an International Telecommunication System.

44.	Rules with Respect to Carrying Out Interconnection

44.1	Without derogating from the generality of the foregoing section 43, the Licensee shall act to carry out Interconnection, subject to the following:

(a)	The Licensee shall verify that the technical and operational standards of the Licensee’s Network will enable connection of M.R.T. Operators, I.O. Operators and D.O. Operators (the aforementioned Operators will be referred to hereinafter as “Other Operator” or “Another Operator”) to the Licensee’s Network by reasonable and accepted means, in compliance with the recommendations of ITU-T; that the operation of the Licensee’s Network will integrate properly with the operation of the Public Telecommunication Network of the Other Operator; and that the Interconnection will not impair the proper functioning of those systems and the normal service to their Subscribers.

(b)	The Licensee shall interconnect with any Other Operator on equal terms, and will refrain from any discrimination in carrying out the Interconnection, including with respect to the following matters:

(1)	Provision of infrastructure Facilities and connection services to the Licensee’s Network;

(2)	Availability of connection Facilities, services and handling of faults;

(3)	Method of the connection, and the quality and survivability of the connection;

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

(4)	Changes and adjustments to switching, Facilities, protocols and the points of Interconnection to the Licensee’s Network;

(5)	Payments for Interconnection;

(6)	Billing and collection arrangements and the transfer of information regarding Subscribers;

(7)	Commercial terms for carrying out Interconnection;

(8)	The provision of information with respect to the Licensee’s Network and the changes thereto concerning Interconnection.

Notwithstanding the foregoing, the Minister may, upon the Licensee’s written request, in special cases, and when convinced that it is justified to do so, permit the Licensee to deviate from the provisions of this subsection.

(c)	The Licensee shall place at the disposal of the Other Operator any essential information required by the Other Operator in order to provide its services by means of the Licensee’s Facilities. The foregoing information will be provided subject to the provisions of any law concerning the protection of privacy or commercial confidentiality. Where the parties are unable to reach an understanding with respect to the substance and scope of the essential information, the Minister will settle the matter.

(d)	The Licensee shall furnish the Other Operator with information concerning intended changes to the Licensee’s Network, which may have an effect on Interconnection with the Public Telecommunication Network of the Other Operator, or on Interconnection between Public Telecommunication Networks of the Other Operators. The Licensee shall provide the aforesaid information in a manner, which will enable the Other Operator to prepare itself reasonably for the implementation of the aforementioned changes.

(e)	With respect to sub-sections (c) and (d), the Licensee may make the provision of the information to the Other Operator conditional upon the execution of a reasonable confidentiality agreement, which is meant to protect the Licensee’s interests according to any law, including trade secrets, intellectual property rights etc., concerning the foregoing information, as relevant to information regarding changes in the Network that could be provided to another operator.

(f)	The Licensee shall enable its Subscribers to receive all the services, which are offered to them by Another Operator, and it may also enable the Other Operator’s Subscribers to receive services from itself, all of the above being subject to the proviso that the receipt of such services is technically or legally possible. The Director may instruct the Licensee to enable the Subscribers of Another Operator to receive services, which it provides, provided that the receipt of such services is technically or legally possible. Notwithstanding the foregoing the Director may, upon the Licensee’s written request, exempt it from the obligation to enable reception of service, by its own Subscribers or by the Subscribers of Another Operator, including on technical or economical grounds.

(g)	The Licensee shall provide the Director a copy of every agreement between itself and Another Operator concerning Interconnection.

(h)	The Licensee shall provide the Director, upon demand, with any information which is provided to Another Operator according to subsections (c) and (d), as well as a signed copy of every confidentiality agreement according to sub-section (e).

(i)	The Licensee will operate according to any other instructions as determined by the Minister in this respect.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

45.	Payment for Interconnection

45.1	In the event that no regulations have been enacted concerning payment for Interconnection or payments in respect of effecting Interconnection, the Licensee may demand payment of a reasonable and non-discriminatory charge for such services. In the event that there is no agreement between the Licensee and Another Operator with respect to this matter, the Minister will order payment as aforesaid, pursuant to his power according to section 5 of the Law. Any amount, which is not in dispute, will be paid in a timely manner even before the Minister’s decision in the matter.

46.	Prohibition on Delaying Interconnection

46.1	If, after affording the Licensee the opportunity for a hearing concerning [these matters], the Minister issue a directive to the Licensee with respect to the manner of carrying out Interconnection and the scope thereof, with respect to actions, services and arrangements which are incidental to effecting Interconnection, or with respect to the payments for Interconnection, the Licensee shall not delay Interconnection to the Licensee’s Network, and will fulfill its obligations in accordance with the Minister’s directives, in good faith and in a proper manner, within the set time and while cooperating fully.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Part G -Operation of the Licensee’s Network During a State of Emergency

47.	Network Activities in a State of Emergency

47.1	During a State of Emergency, the Director, including in his capacity as Head of the Supreme National Authority for Communications in Time of Emergency, and any person so authorized pursuant to any law, may take measures required in the interest of national security or for the maintenance of essential public services, while giving notice [thereof] to the Licensee, including directives with respect to operation of the Licensee’s Network and the provision of services or the limitation thereof. Without derogating from the generality of the foregoing, the Licensee shall act according to the directives and notices of those authorized for this purpose by any law, including the Government, the Minister and the Director. For this purpose–

State of Emergency	–	Including during any Activation Period of State of National Emergency Economic Measures, Communications Crisis, or Special Situation on Homeland Security.

Activation Period of National Emergency Economic Measures	–	The period during which the national emergency economy system is in force, pursuant to Government Decision No. 1716 dated July 6, 1986, and Government Decision No. 1080 dated February 13, 2000, and any other Government Decision.

Communication Crisis	–	Shall mean the collapse of Telecommunication Systems, including because of a natural disaster, a mass casualty disaster or armed attack, or the well-founded apprehension of such a collapse.

Special Situation on the Home Front	–	Shall have the meaning set forth in section 9(c) of the Civil Defense Act, 1951.

47.2	The Licensee shall inform the Director of the name of its representative who is authorized to receive directives and notices at any time, 24 hours a day, with respect to any matter concerning a State of Emergency; the said representative will have a first deputy and a second deputy, who will act as alternates for the representative during his absence.

47.3	The Licensee shall establish the Licensee’s Network and operate it in a manner which will prevent its collapse in a State of Emergency, and in a manner which will enable its activity to be restricted in the following ways:

(a)	By [part of a] frequency range;

(b)	By [part of a] geographical area;

(c)	By disconnecting some of its Service Recipients, according to pre-prepared lists or in accordance with the Director’s instructions;

(d)	By intersection of the criteria outlined in (a), (b) and (c) above.

47.4	The Licensee shall organize itself in a manner, which will enable it to impose the restrictions set forth in section 47.3 in a quick and efficient manner, by having a qualified operator on-site or by remote control of the on-site equipment from a manned control facility.

47.5	The Director may set up a detailed procedure to regulate the Network’s operations during a State of Emergency, which he will provide to the Licensee, and the latter will strictly fulfill the provisions of said procedure.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

48.	Services to the Security Forces

48.1	The Licensee shall provide special services to the Security Forces as specified in the top secret Security Appendix attached to the License as Appendix F.

48.2	The Licensee shall enable the Security Forces, in respect of which the Director has given notice in writing, to exercise their powers, subject to any law, with respect to any Telecommunications Activity under the License, and will be responsible for maintaining, the proper functioning and the technological compatibility of those Telecommunications Facilities required for the operation of the above, [all] in coordination with the Security Forces, and as specified in Appendix F.

48.3	The Security Forces will bear the cost, pursuant to the provisions of section 13 of the Law.

48.4	The Licensee will be exempt from any obligation to reimburse the State in view of Clause 84.2 of the law, or per any other law, due to the provision of special services to the Security Forces.

49.	Security Provisions

49.1	The Licensee shall appoint a Security Officer pursuant to the provisions of the Public Bodies Security Arrangements Law, 1998, and will strictly fulfill the security provisions specified in Appendix F to the License.

49.2	The Licensee will establish suitable provisions within its corporation documents and procedures, and will undertake to ensure that no person will be appointed to a duty or position of those listed in Appendix F, other than if said person has complied with the following conditions:

(a)	Is a citizen and resident of the State of Israel.

(b)	Has been granted security clearance by the General Security Services, according to which he may fulfill his appointed duties as aforesaid.

49.3	The Licensee shall act to maintain the confidentiality of the operation of the Security Forces, and will act in accordance with the security guidelines of those Security Forces, including with regard to the of appropriate security classification for officers and functionaries in the Company, and the compartmentalization of information concerning activity involving the Security Forces.

49.4	The Licensee shall take the steps necessary for the protection of the system, the system components and the data base, which are used for the provision of services and the operation and the control of the system against the activity of non-authorized entities, pursuant to the provisions detailed in Appendix F to the License.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Chapter E -Provision of Services to Service Recipients

Part A – Contractual Agreement with Subscribers

50.	The Contractual Agreement

50.1	The Licensee shall prepare the text of the Contractual Agreement, which it intends to offer to a Subscriber, and will submit it for the Director’s perusal upon demand.

50.2	The terms of the Contractual Agreement will not be in explicit or implicit contradiction to the provision of any law or to the provisions of the License; however, the foregoing shall not prevent the incorporation of [different] provisions in the Contractual Agreement, which favor the Subscriber in contrast to the provisions of the law or the License.

50.3	The Contractual Agreement will be prepared in a format which is easy and convenient to read and understand, and it will point out in a conspicuous manner any condition or restriction with respect to the Subscriber’s right to revoke the Contractual Agreement or with respect to the Licensee’s obligation towards the Subscriber; any conditional provision in the Contractual Agreement shall be made explicitly and not by way of reference.

50.4	The Contractual Agreement will include clear and explicit provisions, including among others the following:

(a)	Subscriber service conditions, including indicators for quality of service.

(b)	Conditions for disconnecting from Licensee services, or for discontinuing a service.

(c)	Tariffs for services provided by the Licensee, correct for the date of the Contractual Agreement, including conditions for moving between tariff programs.

(d)	Interest rates for delayed payments, linkage differentials, and collection rates as stated in section 77.

(e)	A provision stating that any change to tariffs will be applied only following the provision of prior notice to the subscriber, in advance and in writing. In this respect “Change” signifies any change to a tariff that may cause an increase or decrease of payments by the subscriber for services provided by the Licensee.

(f)	The provisions of sections 55 and 56, in respect to an ombudsman and the settling of complaints.

(g)	A provision stating that in the event of conflict between instructions related to tariffs, and overall services as detailed in the Agreement, and the provisions of this License, the provisions of the License shall take precedence.

(h)	A statement indicating the Director’s authority to instruct the Licensee to change the wording of the Contractual Agreement, and a clarification stating that the Contractual Agreement between Subscriber and Licensee comprises an agreement to accept such change as aforesaid.

50.5	The Licensee shall provide the Subscriber with a copy of the Contractual Agreement and its appendices.

51.	Amendment of the Contractual Agreement

51.1	The Director may instruct the Licensee to amend the Contractual Agreement after affording the Licensee a proper opportunity for a hearing.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

51.2	In the event that the Contractual Agreement is amended pursuant to the Director’s order or pursuant to a decision of the Standard Contracts Tribunal, if submitted for its approval, the contract between the Licensee and a Subscriber shall be concluded based on the amended Contractual Agreement, commencing from the date of the amendment.

51.3	The provisions of section 50 shall apply, mutatis mutandis, to any amendment to the wording of the Contractual Agreement by the Company.

52.	Prohibition of Discrimination

52.1	The Licensee will offer, with no discrimination, each and every service, and all the services, under equal conditions and at uniform tariffs, per types of subscribers, at the locations to which the Licensee provides the service. In respect to this section, “Subscriber Type” signifies a group of subscribers possessing characteristics that could reasonably justify the distinguishing of these subscribers from other subscribers.

53.	Provision of Service

53.1	The Licensee will not provide, for payment or for no payment and service of those offered by the Licensee, and will not enable the provision of a service by a service provider, where the subscriber has not requested the receipt of such service, and the provision of one service will not be conditional on the provision of another service.

Part B – Service Level

54.	Service Call Center

54.1	The Licensee will establish and maintain a service call center, and will publish to all the address and means available to access said service center. The licensee will notify the Director and licensee subscribers of the address of the service center or any change to this address. A telephone call to the service center could be through an access code as allocated by the Director, or by a fixed-line phone number.

54.2	The service center will provide for calls from the public, in all matters relating to services provided by the Licensee, including quality of service and handling of accounts. The service center will be available to the public through days of the week, other than weekends and holidays, according to provisions of the Government and Legal Affairs Law – 1948.

54.3	The Licensee shall comply with all the requirements in respect to the level of services provided to subscribers, as detailed in Appendix D to the License, in all matters related to the maintenance and operation of a service call center.

55.	Ombudsman

55.1	The Licensee shall appoint an Ombudsman, whose functions will be as follows:

(a)	To investigate Subscribers’ complaints concerning the Licensee’s Services;

(b)	To investigate Subscribers’ complaints concerning bills which the Licensee has issued to a Subscriber and to resolve such complaints.

55.2	The Ombudsman shall act in accordance with the policy set by the Licensee's management.

55.3	The Licensee shall furnish the Ombudsman with all the assistance which he requires in order to perform his job.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

55.4	The Licensee shall inform every Subscriber of the possibility of filing a complaint with the Ombudsman, of his powers and address. The content of this sub-section will be included in the Contractual Agreement.

56.	Dispute Resolution

56.1	The Contractual Agreement will state that any difference of opinion, which may come to light between the Licensee and a Subscriber, in any matter concerning the construction or performance of the Contractual Agreement, will be referred to the Licensee’s Ombudsman for investigation.

56.2	The Contractual Agreement will stipulate that having reference to the Ombudsman pursuant to section 59.1 will not -

(a)	Prevent the Subscriber from bringing his complaint before a competent court.

(b)	Derogate from the authority of the Licensee, to act according to the provisions of section 71, in respect to the discontinuing or disconnection of a service due to violation of the contractual agreement.

57.	Fault Repair Center

57.1	The Licensee will establish a permanent service center for the handling of subscriber requests in respect to failures in the receipt of services, and for this purpose Licensee shall operate a manned center for the receipt of messages and complaints as aforesaid (hereinafter – “Call Center”). The call center will be equipped with various communication means, such as telephones and facsimile equipment, and as detailed in Appendix D. The Licensee will bear the costs of telephone communications to the call center.

57.2	The Licensee will undertake to repair any fault reported to the call center, with a response time as detailed in Appendix D. If the troubleshooting or repair of the fault necessitates a visit to the subscriber’s premises, the Licensee will coordinate a time for such visit to customer’s premises, on condition that the time period during which the customer will have to wait for the required visit will not exceed the times as specified in Appendix D.

57.3	Where a complaint has been received at the call center in respect to a discontinued service, or an actual impairment of the quality of service, the Licensee will act to identify the failure and will take the necessary steps to repair said failure, all in accordance with the provisions as stated in Appendix D.

57.4	Where the Licensee is of the opinion, following tests conducted by the Licensee, that the source of the failure is associated with the service provider, he shall immediately notify the service provider while providing details of the customer and the fault, and will so inform the customer that his complaint has been referred to the service provider, while indicating the message number. In the event of disagreement between the Licensee and the service provider in respect to the responsibility for repair of the fault, they will both cooperate until the fault is resolved.

58.	Terminal Equipment

58.1	The Licensee will ensure that Licensee’s network will support terminal equipment, on condition that a type approval has been granted to the terminal equipment, and Licensee will provide proper services through such terminal equipment, as aforesaid.

58.2	The Licensee will act in accordance with technical and quality of service requirements, including the following:

(a)	Integration of the Hebrew language in terminal equipment and services.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

(b)	Prevention of interference to other systems operating in compliance with law.

(c)	Prevention of interference from other systems operating in compliance with law.

(d)	Compliance with requirements of the numbering program.

(e)	Safety.

58.3	The Licensee, upon demand of the Director, will conduct the necessary tests, free of charge, as required to verify compliance of the terminal equipment with Network specifications. The testing of terminal equipment as aforesaid shall be concluded within fourteen (14) days of receipt of the Director’s request. The aforesaid shall not detract from the authority delegated to the Minister to authorize the Licensee to conduct tests for the provision of type approval, for a fee.

The Licensee will provide the Director, upon request, with the standards and specifications necessary for the granting of a type-approval by the Ministry or any agent on behalf of the Ministry.

58.4	The Licensee may, upon request of the subscriber, sell, lend, or lease type-approved terminal equipment to a subscriber (hereinafter: “Sale of Terminal Equipment”), on condition that the following provisions are supported:

(a)	The Licensee shall not stipulate any conditions in regards to the sale of terminal equipment or the provision of maintenance services for terminal equipment, by the Licensee or by any other on his behalf.

(b)	The Licensee will bring to the knowledge of the subscriber the fact that he may obtain terminal equipment or maintenance services, from others.

58.5	Where a subscriber has acquired the terminal equipment from the Licensee or a representative of his behalf, the Licensee will be responsible for the maintenance of said equipment, at no cost to the subscriber, for a warranty period of at least one year, to be followed, for payment, by a maintenance period as defined by the manufacturer of the equipment, and that will be detailed in the purchasing agreement of the terminal equipment.

58.6	Where a subscriber has acquired terminal equipment from the, the operation of which depends on the supply of electricity at the subscribers premises, the Licensee will inform the subscriber that in the event of a power failure, the operation of said terminal equipment will be discontinued as well, other than if a power backup system has been installed (hereinafter – “backup system”). Such information will be provided to the subscriber when buying the equipment and when installing the equipment at the subscriber’s premises, to the extent that the sale and/or installation of the terminal equipment is effected by the Licensee. Such information will also be provided by a printed notice in clear and easily read lettering that will be posted in a conspicuous location or on the terminal equipment or on its packaging.

Where the Licensee has supplied a backup system for the terminal equipment, he will bring to the knowledge of the subscriber details in respect to the backup time provided by said system, within which the terminal equipment will continue to operate.

As regards this sub-section: “terminal equipment” – equipment that is used to receive telephony services by a subscriber, including modems and adapters.

59.	Access to Public Emergency Services

59.1	The Licensee shall allow its Subscribers and Occasional Customers at any time and at no charge, free and quick access to public emergency services as instructed by the Director, using uniform access codes as determined by the Director, in accordance with the Numbering Plan. The Licensee will coordinate with the providers of public emergency services the manner by which access to their services will be provided.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

59.2	The Licensee will enable the identification of subscribers calling to the public emergency services[4], at any time and free of charge, including subscribers with secure phone numbers, those who have blocked the ID of their calls and subscribers calling from a private exchange, all as effective from the date of April 5, 2007 (hereinafter –“the start date”).

The Licensee will be entitled to effect the above through a Licensee who will route the call to a public emergency call center[5].

Within no more than 30 days of the start date, the Licensee will provide due notification, in writing, to all subscribers associated with the Licensee, that in effect from the start date all subscribers will be identifiable by the public emergency services call center, and will provide written notification to all subscribers requesting a “secured number” – that their number will not be concealed from the public emergency services call center.

59.3	The Licensee shall give adequate publicity to the Access Codes to the public emergency services, including in the Licensee’s Telephone Directory, if such is published by the Licensee, by Internet publicity and by signs in public phone booths.

60.	Blocking of Service to a Nuisance Subscriber

60.1	Regardless of the provisions of section 59.1, the Licensee shall block access by a nuisance subscriber to the public emergency services. If such blocking to a public emergency service only is technically impossible, the Licensee will block the access of the nuisance subscriber to all the services provided by the Licensee. As concerns this sub-section: a “nuisance subscriber” is a subscriber who contacts a specific emergency call center, for no justifiable reason, more than 10 times with a 24-hour period, through the subscriber’s terminal equipment.

60.2	Notification as regards a nuisance subscriber will be applied in writing to the Licensee, by a senior employee of the public emergency services (hereinafter – the employee), that will be verified by a deposition signed by the employee (hereinafter – the complaint). The complaint will include, among others, the name of the nuisance subscriber and his phone number, to the extent as these are now to the plaintiff, and details in respect to times of the calls by the nuisance subscriber and call contents, showing that the calls were made for no justifiable reason. Where the complaint has not included the nuisance subscriber phone number, the Licensee will take all reasonable steps possible to identify the nuisance subscriber, from the details and information provided in the complaint.

60.3	Licensee will block access to the emergency services as aforesaid, per the provisions of 60.1 above, after having given due notice to the nuisance subscriber. Such notification will be issued 3 days prior to the date of service blocking, in one of the following manners:

(a)	By phone call from the Licensee’s call center to the subscriber.

(b)	By SMS message to the subscriber’s terminal equipment.

(c)	By registered mail to the subscriber, other then if the subscriber is pre-paid with unknown address.

60.4	The blocking of service to a pre-paid subscriber, to whom notification can not be issued as aforesaid in 60.3, will be effected no later than 24 hours from receipt complaint or following identification as described in 60.2.

60.5	In spite of the aforesaid in 60.1, the Licensee shall refrain from blocking access to public emergency services, if the circumstances of the calls, following explanations provided by the subscriber to the Licensee, show that the calls made were in fact justified, and that he should not be seen as a nuisance subscriber. The Licensee will in such case submit to the Director, within 10 business days from receipt of the complaint or from identification of the subscriber as described in section 60.2, the reasons for said non-blocking of the nuisance subscriber.

4 Israel Police – 100, Medical Services – 101, Fire Brigades – 102.

5 At this time, only call centers that are linked by PRI

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

60.6	Where subscriber access has been blocked to emergency services, as aforesaid, the Licensee will be entitled to collect all debts owed by the subscriber, and will be entitled to charge said subscriber for the removal of the block.

60.7	The Licensee will have the right to remove said block only after the nuisance subscriber has provided a specific commitment in writing, according to which no such nuisance activities will be repeated in the future.

60.8	The Licensee will prepare records in respect to the method used to identify the nuisance subscriber, the method used to notify the nuisance subscriber, or alternatively, the non-notification of the nuisance subscriber, including the reason for such non-notification. Furthermore, Licensee will prepare records in respect to removal of the block.

60.9	The Licensee will detail, within scope of the Requesting Parties and Subscribers report, as aforesaid in section 96(b).1, the number of nuisance subscribers that have been blocked from access to public emergency services or to all Licensee services, per the provisions of this section, and the number of un-blocked subscribers, as well as the number of subscribers that have not been blocked per the provisions of this section, and the reasons for not blocking these subscribers.

61.	Protection of Privacy

61.1	Without derogating from the provisions of the Secret Monitoring [i.e. wire-tapping] Law – 1979, the Protection of Privacy Law – 1981, or the provisions of any other law, concerning the protection of a person’s privacy, the Licensee may not tap Telecommunication Messages of a Service Recipient without his prior written consent, except as necessary to audit the nature and quality of the service or for the prevention of acts of fraud.

61.2	Subject to the foregoing section 48, the Licensee, its employees, its agents and any person acting on its behalf may not disclose information about a Licensee subscriber, including records or documents which contain mention of his name, address, details of his account, his telecommunication messages, the times they were made and their destinations or any other information relating to him (hereinafter “Subscriber Particulars”) except for information delivered to a person empowered for this purpose by the Subscriber.

61.3	Notwithstanding the foregoing section 61.2, the Licensee may do the following:

(a)	Provide the Subscriber’s details to a third party for the purpose of collecting monies owed by the Subscriber in respect of services that were provided according to this License, provided that the information provided is necessary for the collection of the monies and the preparation of bills, and that the third party undertakes to preserve the confidentiality of Subscribers pursuant to any law and to use the information solely for the purpose for which it was provided.

(b)	Provide the Subscriber’s particular’s to another entity, insofar as the data is in its possession, where authorized by law so to do.

62.	Prevention of Fraudulent Acts

62.1	The Licensee will take appropriate and reasonable steps to prevent fraudulent acts, and will maintain a control and tracking systems as required to verify, to the extent possible, that the services for which the subscriber is being billed are indeed effected from terminal equipment that is connected to the network via interface devices located at the subscriber’s premises, and will refund the subscriber in respect to any charges collected from the subscriber due to services not effected by the subscriber, including any linkage differentials and interest rates, per the provisions of section 77.3.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

62.2	The Licensee will disconnect a service, upon request of a subscriber, following the receipt of said request from the service recipient at the Licensee’s service call center, where a suspicion has occurred that another is using the service through an unauthorized internal wiring connection at the subscriber’s premises. The subscriber will in such case have the right to submit such message by phone call or in writing, including by facsimile or email. Having received said message or notification, or immediately after having received the written notification, as aforesaid, the Licensee will verify the credibility of such message and will disconnect the service. Disconnection and subsequent reconnection of the service in view of the aforesaid, will be free of charge.

62.3	The Licensee will cooperate with other Licensees, including with a transmissions Licensee, for the identification and prevention of fraudulent activities.

62.4	The Directive may issue directives relevant to the prevention of fraudulent acts, for the identification and handling of fraudulent acts, and the Licensee will comply with such instructions issued by the Director in this respect.

63.	Bills to Subscribers

63.1	The Licensee will bill subscribers for services per the provisions of Chapter V –Tariffs and Appendix D – Level of Services to Subscribers.

63.2	The Licensee will not be allowed to request payment for the submission of current bills.

63.3	A credit owed to a subscriber by the Licensee, will be affected in a subsequent bill, immediately after such credit to the subscriber has been established.

63.4	Where the Licensee has collected payment from a subscriber for services provided by another Licensee, the bill will include details of the payment being transferred to the other Licensee, with details of the services for which the subscriber is being billed, according to overall rates.

63.5	The Licensee will indicate within each bill sent to a subscriber, the services group for which the subscriber is being billed.

63.6	(a)	Without detracting from other provisions of the License related to the preparation of subscriber bills and to charges within the bill, the Licensee will comply with the instructions of Israel Standard 5262, that deals with the reliability of billing and proper disclosure within phone bills (hereinafter within this section – “the Standard”).

(b)	Sub-section (a) comprises a “Service Condition” in respect to section 37b(a)(1) of the law.

(c)	Regardless of the aforesaid in sub-section (a) –

(1)	In respect to section 2.2.2 of the Standard, sums will be rounded of, per the following:

((a))	The bill total will be rounded off to the nearest sum in shekel ended by two digits after the decimal point, where a sum ending at five tenths of an agora (three digits after the decimal point) will be rounded off upwards.

((b))	The payment sum for a single call will be rounded off to the nearest sum ending at three digits after the decimal point, in shekels, where a sum ended by five hundredths of an agora (four digits after the decimal point) will be rounded off upwards.

(2)	The Licensee will have the right to show any sum appearing in the bill at a detail level higher than as required by section 2.2.2 of the standard, on condition that the method used for the rounding off of sums will comply with the provisions of sub-section (c)(1) above.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

(3)	The price of a phone call (voice) that includes a varying tariff, will be shown in the bill submitted to the subscriber as an average price per minute, as calculated according to the sum that was charged for the call, divided by minutes of the call duration.

Within this section “varying tariff” – a tariff that changes as the call progresses in accordance with various scales of measure, such as a reduced tariff for extended duration, or a tariff that varies due to transition from “peak time” to “slack time” during the call, or vice versa.

(4)	Further to the statements of section 2.2.4 annex to the standard as relevant to the group of services, the details of the services included in the bill will also be shown within the bill, and the total tariff being paid for the total group of services.

64.	Telephone Number Information Services (Directory Assistance)

64.1	Without detracting from the instructions of section 61, the Licensee will provide, whether himself or by means of another on his behalf, an information service for finding the telephone number of any subscriber to domestic phone services or to a mobile radio-telephone operator, other than subscribers with unlisted (concealed) phone numbers (hereinafter – “Directory Assistance”):

(a)	To the public at large, with no charge for this service, via an Internet site through which this service will be provided.

(b)	To Licensee subscribers, at a reasonable price, by a call center that will be accesses by a network access code, to be determined by the Director.

(c)	Said Directory Assistance will be provided by all the aforesaid means, as based on identical information characteristics provided by the calling subscriber when requesting such directory assistance.

64.2	Deleted

64.3	Further to the provisions of section 64.1, the Licensee may offer, at a reasonable price, whether himself or by another on his behalf, a directory assistance service by any other means, including via a national access code or via SMS messaging.

64.4	As required for the implementation of sub-sections 64.1 and 64.3:

(a)	The Licensee will have the right to query the database of any domestic operator or mobile telecoms operator (hereinafter for this section – “other licensee”), or to receive data from the database of any other licensee, by any means and with the agreement of the other licensee, all as subject to the obligation to maintain subscriber privacy.

(b)	As required for the provision of Directory Assistance by another licensee, as specified by the general license of the other licensee, the Licensee will access by any other licensee to the database of the Licensee.

(c)	The Licensee will maintain his database in updated condition, such any name or phone number of a subscriber that has been added, changed or deleted, will be updated in the database within one business day after implementation of the update in the Licensee system that is used for the provision of telephony services.

In respect to this sub-section “Data Store: – a collation of data including the name, address and telephone number of all subscribers that are not unlisted (concealed), including business subscribers.

64.5	(a)	The Licensee will request the agreement of every new subscriber for the inclusion of said subscriber details in the data store. Having received the subscriber’s agreement as aforesaid, the details of the subscriber will be included in the data store.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

(b)	The Licensee will respond to the first request of any subscriber asking to remain unlisted, for no charge. Within this sub-section, “New Subscriber” –a subscriber that has established a contractual relationship with the Licensee after the start date as described in section 64.7.

64.6	(a)	The conditions for the provision of Directory Information as described by section 64 will determined by the Licensee, but only on condition that these will be fair and non-discriminatory, including in respect to the order by which data will be shown to those requesting the service. The service will be provided 24 hours a day, through all days of the year, except Yom Kippur. Within this sub-section, “sequence of data display”– where the response to a query applied by a caller to the service consists of several different data, the requested data will be displayed in random order.

(b)	Deleted.

(c)	The Directory service for the provision of telephone numbers as described by sub-section 64.1 (b) and the Directory Assistance service provided by a call center, the access to which will by national access code as described in section 64.3, will comply with the following service scales:

(1)	At all times, in the event of a high caller level[6], the number of callers for whom service is provided will be no less than 90%.

(2)	The average waiting period for a caller, up to start of the service[7], shall not exceed 30 seconds.

(3)	The max waiting period for a caller, until start of the service, will not exceed 60 seconds.

64.7	The effectivity of section 64 will commence from February 8, 2007 (“starting date”), other than sub-section 64.1 (b) and sub-section 64.6 (c), that will come into effect three (3) years following the granting of the License.

64.8	The Licensee, whether himself or through another, including in conjunction with another licensee, will publish all those Directory Assistance services that will be provided free of charge, and the national access codes that have been allocated to those with mobile telecom licenses for the provision of said Directory Services (hereinafter –“free of charge directory services”). Such publication will include at least the following:

(a)	Licensee’s Internet site.

(b)	At least once every half-year, Licensee will attach, within the bill mailed to the subscriber, a separate informative sheet and a magnetized label dealing with free of charge directory services, that will not include any other information, said material starting from the first bill issued to the subscriber after the starting date.

Without detracting from the aforesaid, the Director may issue instructions to the Licensee in respect to the format and publication of the information services.

65.	Erotic Service

65.1	Erotic Services provided by means of the Licensee’s Network shall be provided according to the provisions of Appendix C.

As defined for this section – “Erotic Service” – as defined by section 1 of Appendix C.

6 Busy Hour Call Attempts.

7 Start provision of service - a response by an operator or of the IVR system, with a request to the caller of the information needed to find the requested phone number, etc.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Part C – Interruption, Disconnection or Cancellation of Service

66.	Definitions

66.1	Definitions within this part:

Cancel Service	–	A full interruption of the telecom service to all receivers of the service.
Disconnect Service	–	A temporary interruption of telecom services.
Discontinue Service	–	A full interruption of the telecom service.

67.	Prohibited Interruption, Disconnection or Cancellation of Service

67.1	The Licensee will not have the right to discontinue, disconnect or cancel any service of those provided by the Licensee, as defined by the License, other than if the provisions of this section are supported, or the provisions of section 47 in respect to limited services during states of emergency.

68.	Cancellation of Service

68.1	The Licensee will be entitled, subject to the Director’s approval, to cancel the provision of a telecom service, including as resulting from the following:

(a)	The service has been rendered obsolete due to technological advances.

(b)	Economic constraints.

(c)	Misuse of the service, such that actual economic damage has been caused to the public, or to parts of the public, or to the Licensee.

Within a request for cancellation of a service, the Licensee will detail the number of subscribers receiving the service, the steps Licensee intends to take in order to prevent any damage or loss to said recipients, including the provision of an alternate service replacing the canceled service, and any other information as the case may be.

68.2	When granting an approval for cancellation of the service as aforesaid, the Minister will consider, among others, an instruction to the Licensee for the provision of an alternate service to replace the canceled service, or a continuation of the service for an additional time period as determined by the Minister.

69.	Disconnection of Service following a Service Recipient Request

69.1	A subscriber may request the Licensee to disconnect a service for a time period not exceeding six (6) months (hereinafter – “disconnection period”). Such request will be submitted by the subscriber in writing, and the request will duly be authenticated of the by the Licensee.

69.2	The Licensee will subsequently disconnect the service as stated in section 69.1, within no more than two business days following the date as requested by the subscriber. Where the subscriber has not stated a date, the service will be disconnected no later than two business days following submission of the request.

69.3	The Licensee will renew the telecom service that has been previously disconnected as stated in section 69.1, at the end of the disconnection period. Where the subscriber has submitted a request to the Licensee, in writing, to renew the disconnected service before end of the disconnection period, the Licensee will renew the service, within two business days following submission of the subscriber’s request.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

69.4	A disconnection of service following a request from a recipient of the service who is not a subscriber, will be implemented according to the provisions of the contractual agreement with said recipient of the service.

70.	Discontinuation of Service following a Service Recipient Request

70.1	A subscriber may request a discontinuation of service. The subscriber’s request will be submitted in writing, and will require authentication of the request by the Licensee.

70.2	The Licensee will subsequently discontinue the service as stated in section 70.1, within no more than two business days following the date as requested by the subscriber. Where the subscriber has not stated a date, the service will be disconnected no later than two business days following submission of the request.

70.3	A discontinuation of service following a request from a recipient of the service who is not a subscriber, will be implemented according to the provisions of the contractual agreement with said recipient of the service.

71.	Discontinuation or Disconnection of Service Due to a Violation of the Agreement

71.1	The Licensee will have the right to disconnect a service or to discontinue a service if one of the following are supported:

(a)	The recipient of the service has not paid a debt owed for a service received from the Licensee, at the time for payment as specified in the agreement.

(b)	The service recipient has violated a condition of the agreement, as determined for the recipient within the agreement, and that is considered a fundamental condition.

71.2	A service will not be disconnected and will not be discontinued in cases as detailed in section 71.1(a) and (b) other than after the Licensee has issued due notice in writing to the recipient of the service, at least twenty (20) days in advance of the scheduled disconnection or discontinuation of service. Such notification shall state that the recipient of the service is given sufficient and reasonable time, as set forth in the notification, to correct the action or inaction due to which the service will be disconnected or discontinued.

71.3	Regardless of the aforesaid in section 71.2, the Licensee will have the right to disconnect the service with no prior notification to the subscriber, on condition that access to emergency services will not be disconnected without prior notice, if one of the following are supported:

(a)	Where the subscriber has not defrayed his debt, for the third time, within a time period of twelve (12) months, in respect to the debt owed by the subscriber for services provided by the Licensee, at the time specified for such remittance.

(b)	Where a reasonable suspicion exists that fraudulent acts may be committed via the subscriber’s terminal equipment or by features of the terminal equipment.

72.	Disconnection of Service due to Interference or Maintenance Activities

72.1	The Licensee may disconnect or temporarily constrain services that Licensee is required to provide, if the performance of essential maintenance or setup activities on the network so requires (hereinafter – “maintenance disconnect”, on condition that the following are supported:

(a)	The time period of said maintenance disconnect does not exceed six (6) consecutive hours.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

(b)	The number of maintenance disconnects does not exceed two (2) disconnects within one year. In spite of the aforesaid, within the first two years following granting of the License, the number of disconnects shall not exceed 4 disconnects within a single year.

(c)	Prior notice has been delivered to the Director, at least four (4) days prior to the scheduled disconnect.

(d)	Prior notice has been issued to service recipients, at least four (4) days prior to the scheduled disconnect.

(e)	The Licensee has done all in his power, within reason, such that maintenance disconnects shall take place at low-load hours of the day.

72.2	The Director may demand a detailed explanation from the Licensee, in respect to the circumstances requiring a maintenance disconnect, and the Director may request a postponement of said disconnect if he has seen, after considering the reasons presented by the Licensee, that essential public interests mandate such postponement.

72.3	Where a service disconnect is required for a time period exceeding six (6) hours, and in view of the need to perform vital and essential maintenance or network setup works, the Licensee will apply in advance for approval by the Director and will notify the relevant service recipients in respect to such expected disconnection, including through the public media. The request will detail the number of service recipients who will be effected by the temporary disconnect, the locations where the disconnect will occur, the maintenance activities that will be required and the actions taken by the Licensee to accelerate these activities and to limit to the extent possible the time period of the service disconnect.

72.4	Where an urgent disconnection or a limiting of service is required, for the effecting of essential and immediate activities, the Licensee will immediately so notify the Director, including by phone, facsimile or email, in respect to the urgent disconnect or limiting of service. The Licensee will notify recipients of the service in respect to the disconnection or limiting as aforesaid, as early as possible, including via public media, other than if the circumstances of the disconnection do not allow the issuing of such prior notification as aforesaid.

72.5	In spite of the statements of sections 72.1 and 72.4, the Licensee will not be obliged to notify the Director or the service recipients of a maintenance disconnect, and such a disconnect will not be taken into account in the count of allowed disconnects, per section 72.1, if one of the following are supported:

(a)	The time duration of the disconnect does not exceed one half hour.

(b)	The maintenance disconnect, as aforesaid, has occurred between 24:00 of Saturday night or Holiday night and 05:00 of the following morning.

73.	Service Disconnect due to Safety Hazard

73.1	Where a hazard to humans or to property has been discovered, resulting from a telecom facility that is connected to the network (hereinafter – “Safety Hazard”), the Licensee will be allowed to immediately disconnect the service recipients, with no prior notice.

73.2	Where Licensee has disconnected a service according to section 73.1, he will immediately issue due notification to service recipients, including verbally, and by mail. telephone, facsimile or email. The notification will clarify the reason for the disconnection.

73.3	Having received notice from the service recipient that the safety hazard has been removed, the Licensee will verify that no safety hazard remains and will subsequently reconnect the service, no later than the first business day after the day upon which the notice was submitted by the service recipient.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Chapter F – Tariffs

Part A – Determination and Publication of Tariffs

74.	Definitions

74.1	Within this Chapter –

Overall Tariff	–	A single tariff, embodying within it all the various types of costs and payments included in the varying payments applied by the Licensee to the subscriber for a given service.

Varying Payment	–	A payment for use of a telecom service, that varies according to the time of use or the volume of traffic.

75.	Determination of Tariffs and Rates

75.1	Where the Licensee collects payments from a subscriber for the services provided by another licensee, said payments will be according to the tariffs as offered by the other licensee for his services to the public, with no additions.

75.2	The billing for varying rates and for associated services or for added value services will comply with the following guidelines:

(a)	The Licensee will not be allowed to charge the subscriber for calls where the subscriber has not initiated the call (hereinafter – uninitiated call).

(b)	In spite of the statement of sub-section (a), the Licensee may bill the subscriber for uninitiated calls, in the following instances:

(1)	A collect call that has been accepted by the subscriber.

(2)	A call generated by a special prefix number (caller free of charge dialing), as allocated to the subscriber according to an agreement with the subscriber.

(3)	A call generated by a number with special prefix (split charges), as allocated to the subscriber according to an agreement with the subscriber.

(4)	A call generated from a subscriber line to another line subsequent to the “follow me” service (or a similar service) on the subscriber’s line.

75.3	The Licensee will not have the right to bill a subscriber who has initiated a call, for the following services: emergency services, collect call service, toll free service for the caller or the Licensee’s repair service.

75.4	Regarding tariffs set according to the length of the call, the charge will be determined as follows:

(a)	The tariffs will be stated in NIS per minute and will be measured in one (1) second time units. For this purpose, any part of a second will be regarded as a whole second.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

(b)	For the purpose of payment, the duration of a call is from the time that the connection is effected between the Subscriber who initiated the connection (hereinafter – “the Calling Subscriber”) and the Subscriber receiving the call and until the time that the said call is terminated, which is the time at which the instruction for terminating the connection is received by the Calling Subscriber; the time during which the connection is being effected until the moment the connection is actually made and the time during which the disconnection is being effected, from the moment the order for termination of the connection is received until it’s actually realized, is not included in calculating the duration of the call; for the purpose of this sub-section, a voice mail box shall be included in the definition of a Subscriber who receives a call.

(c)	Notwithstanding the foregoing in sub-section (a), the Licensee may offer its Subscribers a tariff that will be based on other time units, provided that a Subscriber will be permitted at any time to transfer to a charge according to one-second time units.

(d)	In respect to calls that are transferred to voice mail, a preliminary message of at least 2 seconds will be issued to the calling subscriber (within this sub-section – “the message”), stating that the caller may choose to disconnect the call, free of charge, during the message or within a reasonable time period of no less than one second following termination of the message (“reasonable time”). In such case the timing for establishment of the call to the receiving subscriber, per its significance within sub-section (b) above, will commence following said reasonable time.

The phrasing of the message will include “this call is being transferred to voice mail”, and it will be pronounced in a clear and legible voice, at a reasonable rate.

75.5	In setting the Licensee's tariffs, the following rules will be observed:

(a)	Any payment which a Subscriber makes for a Domestic Fixed-Line call, whether to another Subscriber of the Licensee or to the Subscriber of any other D.O., will be according to a standard and all-inclusive tariff, with respect to all of the Licensee’s Subscribers and the Subscribers of the other Domestic Operators. Regardless of the aforesaid, the Licensee will have the right to set a different tariff for calls between his subscribers, but only on condition that the Licensee will provide means, with approval of the Director, that will enable his subscribers to differentiate between in-network calls and such that are not in-network.

(b)	Any payment, which a Subscriber makes for a call made to an M.R.T. Subscriber, will be according to a standard and all-inclusive tariff, with respect to the entirety of the M.R.T. Operators.

(c)	Any payment which a Subscriber makes for a call to a Special Telephone Service or for a call to a Country-Wide Special Telephone Service, excluding services according to section 39.12, will be according to a tariff identical to the one for a call as aforementioned in sub-section (a), unless the Director has given his approval to the Licensee to charge other tariffs with respect to a particular type of such services, which are provided through a special Dialing Prefix pursuant to the Numbering Plan.

(d)	The principles set forth in this section with respect to the determination of tariffs will apply whether the Licensee sets a tariff based on the length of the call or whether a tariff has been set in any other way (e.g. flat rate).

(e)	In this section:

“Numbering Plan”	–	shall have the meaning set forth in its definition in Chapter D – Numbering;

“ Special Telephone Service” and “Country-Wide Special Telephone Service”– shall have the meaning set forth in their definition in the Numbering Plan.

76.	Publication of Tariffs

76.1	The Licensee shall make available to any person who so requests, both at its service centers and on the Internet, full and detailed information, for no charge, concerning the current tariffs for all its services; the Director may issue instructions to the Licensee with respect to the manner and format of the foregoing publication of tariffs.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Part B – Miscellaneous

77.	Delayed Payments[8]

77.1	The Licensee will have the right to bill a subscriber for arrears interest, linkage differentials and collection costs, as related to Licensee services for which the subscriber has not paid at the time determined for such payment within the bill that was sent to the subscriber, as defined by the contractual agreement between the parties (hereinafter – the time of payment).

77.2	The Licensee will state, within the contractual agreement with the subscriber, said arrears interest rates, linkage differentials and collection costs.

77.3	The arrears interest will not exceed the interest rates as determined within “linkage differentials and interest” as defined in Section 1 of the Interest and Linkage Ruling Law – 1961, plus linkage differentials for the period between the time determined for defrayment and the actual time of payment of the specified sum.

77.4	The Licensee may bill the subscriber for collection costs as applicable to payments in lieu of services provided to the subscriber, that have not been paid as of the date set forth for such payment (hereinafter – “the debt sum”), on condition that at least fourteen (14) days have elapsed from the date set for payment, other than in cases where non-payment has occurred due to refusal of the bank or a credit card company to pay the bill, where the Licensee has received to collect such sums. The collection expenses that will be billed by the Licensee will be reasonable and commensurate to the debt sum, and to the steps and actions taken by the Licensee for the collection of the aforementioned debt. In this respect “collection fees” – including any legal actions that will be taken by the Licensee or any person on his behalf for collection of the debt, prior to the institution of legal actions.

78.	Billing for Installation Fees

78.1	Where the Licensee has decided to bill for installation fees, the Licensee will have the right to bill the subscriber for installation fees, only for initial connection of the subscriber premises to the network.

78.2	In spite of the aforesaid in Section 78.1, the Licensee will have the right to collect installation fees from the subscriber following a disconnection of service or an interruption of service, per Section 71.

79.	Infringement of Competition or Consumers

79.1	Where the Minister has found, following due opportunity for the Licensee to state his claims, that the tariff or fee as set by the Licensee contradicts with instructions of the Law or the License, to the extent that could infringe on competition or on the rights of consumers, the Minister will so notify the Licensee, while indicating the necessary corrections, and the Licensee will comply with the Minister’s instruction, and will issue a message in writing within which the corrected tariff or fee will be detailed.

79.2	Where the Licensee has billed a service recipient according to a tariff or fee that contradicts the provisions of the License and the rate or fee has been corrected as aforesaid, the Licensee will take steps to return the excess funds paid by the service recipient, plus linkage differentials and interest, per the provisions of Section 77.3.

8 The Ministry is currently considering the possibility to regulate this issue in Directives. If such regulation is adapted, the phrasing of this section will be revised as required to reflect the new arrangement.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Chapter G – Licensee Payments, Warranty, Insurance and Surety

Part A – Royalties

80.	Definitions

80.1	Within the scope of this chapter: “linkage differentials”, “interest”and “delayed payments interest” – as set forth in the Telecommunication Regulations (Royalties) 2001 or any other regulations which may replace them (hereinafter “the Royalties Regulations”).

81.	Payment of Royalties

81.1	The Licensee shall pay royalties as pursuant to the provisions of the Royalties Regulations.

81.2	To each payment of royalties which is made pursuant to this section the Licensee shall attach two copies of a non-audited Quarterly earnings report, signed by the Licensee and certified by an accountant; this report will include itemization of the Licensee income, itemization of the income exempt from the payment of royalties, calculation of the chargeable income pursuant to the Royalties Regulations, and anything else upon which the Licensee based the amount of the royalties.

81.3	Upon filing an audited annual earnings report, and signed by the Licensee’s accountant (hereinafter “the Audited Report”), the Licensee shall submit a report, organized by Quarters, detailing the reconciliation between the income in respect of which it has paid royalties and the income appearing in the Audited Report (hereinafter “the Reconciliation Report”).

81.4	In the event that the amount of royalties payable by the Licensee according to the Reconciliation Report or according to audits conducted by the Ministry is higher than the sum, which it has paid for a particular Quarter, the Licensee shall pay royalty differentials, with the addition of interest arrears.

81.5	If [it becomes clear that] the Licensee has paid a higher amount of royalties than it should have paid for a particular Quarter, the Licensee shall be credited for the amount of the surcharge; the surcharges to which the Licensee is entitled will be set off against the payment of royalties according to the Director’s confirmation in writing, with the addition of the interest and linkage differentials, which will be calculated according to the last published index prior to the date of the said set off.

82.	Prohibited Offset of Royalty Fees

82.1	As subject to the provisions of this chapter, the Licensee will not be allowed to offset any debt owed by the State of Israel to the Licensee from said Royalties.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Part B – Insurance

83.	Definition

83.1	Within this Part:

Use of the License	–	Development of the Licensee’s Network, the installation, preservation, maintenance, updating or operation thereof, whether by the Licensee or by another entity acting on its behalf, including its employees, contractors, agents or representatives.

84.	Execution of an Insurance Contract

84.1	At its own expense, the Licensee shall enter into an insurance contract with a licensed Israeli insurer pursuant to the terms set forth in section 85, and will present a copy of the said contract to the Director within ninety (90) days of granting of the License, with an attached statement from a solicitor representing the Insurer, stating that the insurance contract indeed unconditionally covers all the required provisions as stated in Sections 84 and 85.

84.2	The Licensee shall indemnify the State for any financial liability which is imposed on it by law with respect to any third party, as a result of the Use of the License or in consequence of the Use thereof; indemnification pursuant to this section will be insured by the Licensee by liability insurance as defined in the Insurance Contract Law, 1981.

84.3	The Licensee shall insure itself and its employees, as well as obligate any contractor who works for it or on its behalf to take out insurance coverage, against any financial liability, which is likely to be levied against the Licensee pursuant to any law, on account of damage caused to person or property as a result of the Use of the License or in consequence of the Use thereof. Furthermore, the Licensee will obligate all persons working for the Licensee or on his behalf, to be covered by insurance cover as aforesaid.

85.	Conditions with Respect to Insurance

85.1	The insurance contract will stipulate the term of the insurance and will be extendable, insofar as possible, and it shall stipulate that at the end of the term set therein it will be automatically extended, unless it has been revoked in accordance with the section 85.6.

85.2	The Licensee shall present the Director, upon demand, with confirmation from the insurer that the insurance contract is in effect, that no arrears exist with respect to the Licensee’s payments of insurance premiums, and that no notices are pending concerning the revocation, suspension, limitation, amendment or termination of the validity of the insurance contract.

85.3	The insurance contract will contain a stipulation that in every instance that the insurer wishes to revoke the insurance contract due to non payment of the insurance premiums, it is obligated to notify the Director and the Licensee of same, in advance, no less than ninety (90) days prior to the date on which it actually intends to revoke the contract (hereinafter in this section – “Notice of Revocation”).

85.4	In the event that the Licensee receives a Notice of Revocation, it will act immediately to remedy the cause of revocation, or will act immediately to enter into an alternative insurance contract pursuant to section 89.6, and shall also notify the Director of the actions, which it has taken for that purpose. In the event that the cause of revocation is the non-payment of insurance premiums by the Licensee, the Director may pay the insurance premiums in lieu of the Licensee, and he may order forfeiture of the Bank Guarantee or any part thereof in order to cover the amounts which he has expended for this purpose, without derogating from his entitlement to collect these sums by any other means.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

85.5	In the event that Licensee wishes to revoke the insurance contract it will notify the Director of such fact at last forty-five (45) days prior to the date on which it actually intends to revoke the contract.

85.6	In the event that the Licensee consents to the revocation of the insurance contract by the insurer, or itself wishes to revoke the insurance contract, the Licensee shall execute an alternative insurance contract with a licensed Israeli insurer in such a manner that the entry into force of the alternative insurance contract will be simultaneous with the expiration of the previous contract; the new insurance contract will be presented to the Director, together with an opinion as set forth in section 84.1, a minimum of thirty (30) days prior to its coming into effect, and the provisions of this chapter will apply to it.

Part C – Guarantee for Fulfilment of the License Conditions

86.	The Guarantee and its Purpose

86.1	The Guarantee as presented by the Licensee, per Section 20 of the Unique D.O. Regulations (hereinafter – “the Guarantee”), will be used to secure fulfillment of the provisions of the License by the Company, to ensure payment of pecuniary sanctions pursuant to the Law, as well as for the compensation and indemnification of the State in respect of any damage, payment, loss or expense incurred by it, directly or indirectly, due to the non-fulfillment of the provisions of the License, in whole or in part, at their relevant times and in full, or due to the revocation, limitation or suspension of the License.

86.2	For the purpose of this part: "forfeiture of the Guarantee" - in whole or in part.

87.	Forfeiture of the Guarantee

87.1	Without derogating from the generality of the foregoing in section 86.1, the Director may order the forfeiture the Guarantee, including in any one of the occurrences hereinafter detailed:

(a)	The Licensee has breached a material condition of the License.

(b)	The Licensee has not fulfilled its obligations with respect to the insurance contract, as specified in the provisions of the License.

(c)	A lawsuit or a demand, has been filed against the State, for the payment of compensation for damage which was caused pursuant to a breach of provisions of the License, pursuant to flawed performance of the License or pursuant to the revocation of the License, as well as where the State has incurred expenses as a result of such a lawsuit or demand. The forfeiture of the Guarantee to cover the sum of the said lawsuit will be carried out only after the judgment in the lawsuit has become final. Notice of such a lawsuit will be given to the Licensee immediately upon receiving it.

(d)	The State has incurred expenses or damages as a result of the revocation of the License.

(e)	The Licensee has failed to pay the entire amount of royalties pursuant to the provisions of the Royalty Regulations and the License.

(f)	A monetary sanction has been leveled against the Licensee, which the Licensee failed to pay in a timely manner.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

(g)	The Licensee has not complied with the provisions of the License with respect to the Guarantee.

(h)	The Licensee has not paid a fee as imposed on the Licensee, per law or per order.

88.	The Manner of Forfeiting the Guarantee

88.1	The Director may order forfeiture of the Guarantee, after he has cautioned the Licensee that if within the period of time he sets the Licensee fails to amend the act or omission, which constitute the object of the warning, the Guarantee will be forfeited.

88.2	In the event that the Guarantee is forfeited, the Licensee shall present a new Guarantee, or bring its balance up to the amount of the original Guarantee, immediately on receiving the Director’s demand.

88.3	The Licensee may appeal the Director’s decision ordering forfeiture of the Guarantee, to the Minister, within fifteen (15) days from the date on which the Director’s decision was brought to its attention. In the event that an appeal has been filed, the forfeiture of the Guarantee will be delayed until the Minister’s decision on the matter.

89.	The Validity of the Guarantee

89.1	The Guarantee will be renewed from time to time, and will remain in effect for as long as the License is in force, and, in the event that the License is revoked, for two years after the date on which the revocation of the License takes effect, all per the provisions of the Exclusive D.O. Regulations

89.2	Should the Director be apprised that the Licensee has discharged all debts pursuant to the License, including as relevant to the end of service period per section 10, the Director may give his consent to cancel the guarantee before the date indicated in section 89.1.

90.	Preservation of Remedies

90.1	The forfeiture of the Guarantee does not derogate from the power to revoke, limit or suspend the License.

90.2	The amount of the Guarantee does not limit the scope of the Company’s liability towards the State for payment of all the damages incurred by it, where the liability for their payment devolves upon the Company pursuant to the License or to any law.

90.3	The forfeiture of the Guarantee does not derogate from the possibility of suing the Company for the payment of damages for which it is liable pursuant to the License, or to claim any other relief according to any law.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Chapter H – Oversight and Accountability

Part D – Supervision of Licensee Activities

91.	Power to Oversee

91.1	For the purpose of this part and Part B – “the Director” shall have the meaning set out in the Supervisory Regulations.

91.2	Pursuant to the provisions of the Supervisory Regulations and the provisions of the License, the Director may inspect the Licensee’s operations in all matters concerning the performance of the License and the fulfillment of the provisions of the Law, the Ordinance, or any Regulations, Orders or Directives enacted pursuant thereto.

92.	Preservation of Confidentiality

92.1	The Director and anyone who is engaged on his behalf in overseeing the Licensee shall not reveal any information or document (for the purpose of this section –“Information”) which came into their possession by virtue of their position, to any person who has not been authorized to receive them, unless the Information has became public knowledge. The duty of confidentiality will apply to any person to whom Information has been provided pursuant to the provisions of this section.

92.2	The Director may provide Information to the Anti-Trust Commissioner, the Consumer Protection Commissioner, the Central Bureau of Statistics, and any other agency, which is authorized to receive the Information in order to carry out their duties and the exercise of their lawful authority.

93.	Entry into Premises and the Examination of Documents

93.1	In order to carry out the aforesaid [in this part] inspection , the Director, or any person who is engaged on his behalf in overseeing the Company, may:

(a)	Enter any Facility or office used by the Licensee in the provision of its services according to this License at any reasonable time and in coordination with the Company;

(b)	Carry out measurements and inspections;

(c)	Direct the Licensee to perform measurements and inspections for him and report their results to him;

(d)	Examine any record, document, plan, accounting ledger, notebook, database or computer file of the Licensee or of anyone who engages on its behalf in matters which the Director has the authority to oversee; the Director may examine and copy these in any way he deems fit;

(e)	Direct the Licensee to deliver to him, upon demand, reports for the purpose of setting policy, at such time, in the format and in the manner determined by him.

94.	Cooperation

94.1	The Licensee shall cooperate with the Director, or anyone who conducts inspections on his behalf in all matters which relate to carrying out inspections of the Licensee, and, inter alia, will provide them, upon demand, any information in its possession or control, which they require in order to carry out said oversight.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Part E – Reports and Correction of Faults

95.	Filing of Reports

95.1	The Licensee shall file the reports, which are specified in section 68, with the Director, in the format and at the times set out hereinafter.

95.2	Each report will reflect the correct and relevant facts in regard to the subject of the report, updated with respect to the period to which the report relates.

95.3	Each report will be filed in three (3) copies, printed and arranged in a manner which is comfortable to read, will bear a date and will be signed by the Licensee or by a person specifically empowered by the Licensee for this purpose; the report will be filed in the format dictated by the Director, including with respect to the content of the report, its structure and the way it is to be filed.

95.4	The Director may require the Licensee to re-draft or to complete a report, which it has filed, within the time and in the manner that he determines, including in instances in which he finds that necessary details are missing, or the report is missing details which, in the opinion of the Director, the Company should have included.

96.	Types of Reports and Due-Dates for Filing

96.1	At least once a year, the Licensee shall present the Director with the Annual Reports, which describe the activity, which took place in the period from January through December of the preceding year; [the reports shall be filed] within the time limit specified for each report from the end of the [previous] calendar year:

(a)	An audited financial statement, signed by an accountant, will be filed within ninety (90) days.

(b)	An Applicants and Subscribers Report, within sixty (60) days – which will include the following data:

(1)	The number of Subscribers for each service, divided according to the types of services and the types of Subscribers;

(2)	The income for each service, divided according to the types of services;

(3)	The number of applicants requesting to connect or disconnect as well as the number of those who are waiting to be connected to the Network;

(4)	The Pre-selection of Subscribers to an International Operator.

(c)	A report regarding the use of frequencies in wireless segments, per the provisions of section 31.

(d)	An updated Appendix A – “Licensee Details”, at the beginning of January, as detailed in section 17.

96.2	The Licensee shall file the following reports with the Director upon demand:

(a)	A Network Developments Report, within ninety (90) days, per section 22.

(b)	A Malfunctions Report – which includes a summary and analysis of the malfunctions that have occurred in the Company’s Network, according to the Maintenance Log per the provisions of section 26, and which details the number of malfunctions, the cumulative time duration for malfunctions of each type, an analysis of the malfunctions, and description of the steps to reduce their recurrence.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

(c)	An Inspections Report – which includes details of the results of the inspections carried out on the Company’s Network, and analysis of the information received from the control and monitoring system, per section 25.

(d)	A Quality of Service Report – an analysis of the Company’s compliance with the requirements contained in Appendix D to the License, for the period of the Report

(e)	A Complaints Report – which itemizes the complaints filed by Subscribers with respect to service, including the subject of the complaints, the way these were handled, and details of the Ombudsman’s activities;

(f)	A Traffic Report – in a format to be dictated by the Director;

(g)	A Special Incident Report – as specified in regulation 8 of the Supervisory Regulations;

(h)	An updated Telephone Numbers Plan, pursuant to section 13.

(i)	Details of the Licensee’s tariffs.

(j)	An updated engineering program.

96.3	The Licensee shall present the Director, quarterly and no later than a month after the quarter has ended, with the following reports:

(a)	A non-audited quarterly financial statement, signed by an accountant;

(b)	A non-audited quarterly earnings report signed by an accountant, which details the income subject to the payment of royalties.

96.4	The Director may increase or reduce the number of periodic, annual or quarterly reports and may also require the Company to file special reports according to his directives.

96.5	The Licensee shall submit to the Director, upon demand, any additional data, which may be required for overseeing the Licensee’s operations as well as any information, which is required by the Ministry in order to carry out telecommunications regulation and oversight.

97.	Notification Regarding Defects

97.1	In the event that the Director finds defects or flaws in the Licensee’s operations, it shall inform the Licensee of this fact in writing.

97.2	In the event that the Licensee receives such notice, it will present its written response to the Director, within thirty (30) days of the date of receipt, specifying the measures, which it has taken in order to remedy the flaws.

Part F – Fiscal Sanctions

98.	Fiscal Sanctions

98.1	The Director may impose fiscal sanctions on the Licensee, at a rate, time and manner as determined in Chapter G1 of the Law.

98.2	In all relating to the imposition of sanctions as aforesaid, the provisions and sections detailed following, shall be considered as comprising service conditions of the License, per its significance in section 37b(a)(1) of the Law.

(a)	The obligation to fulfill the Director’s instruction per section 27, as applicable to the correction of defects and faults that have an impact on the quality of service to service recipients.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

(b)	The obligation to sustain, maintain, upgrade and operate the Licensee’s Network, in a manner providing for the proper and regular provision of services to service recipients, and the obligation to provide services per the provisions of sections 6.1 and 37.

(c)	The obligation to offer Licensee services without discrimination, per the provisions of section 52.

(d)	The obligations of the Licensee in respect to tariffs and delayed payments, per the provisions of sections 75-77.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Chapter I – Miscellaneous

99.	The License as an Exhaustive Document

99.1	The Licensee’s rights, obligations and powers with respect to the conduct of Telecommunication Activities and the provision of Telecommunication Services as specified in this License, and for the conduct of Telecommunication Activities which are required for the purpose of the provisions of the License, derive solely from the law and this License.

99.2	The Licensee shall be stopped from claiming the existence of any right, permission or power in regard to carrying out Telecommunication Activities or to the provision of Telecommunication Services based on any information, promise, commitment, representation, offer, understanding, publication, protocol, discussion or declaration, made outside the scope of the License, whether written or oral, whether prior to the grant of the License or subsequent thereto, unless explicitly contained in this License or pursuant thereto.

100.	Access to License Documents

100.1	The Licensee shall allow access to the updated License documents, to the public, at the Licensee’s service offices and on his Internet site. The Licensee may also provide such access through a link at his web site to the Communications Ministry web site, subject to publication of these documents at the aforesaid site.

100.2	Where the License and appendices thereof have been provided for reference by the public, the public will not be allowed access to the following appendices:

(a)	Appendix A – Licensee Details;

(b)	Appendix F – Security Provisions;

(c)	Appendix G – Security Annex (Classified);

(d)	Appendix H – Bank Guarantee and Guarantee Writs.

100.3	The Ministry will have the right to publish the License, other than the appendices listed in section 100.2, at the date and manner as seen fit.

101.	Postponement for Carrying Out the Provisions of the License

101.1	In the event that a deadline exists for the performance of a duty, which has been imposed on the Company under this License, the Company will fulfill such duty by the said date.

101.2	The Minister may, upon request of the Licensee, postpone the timetable for the execution of an obligation of any kind (hereinafter in this section –“postponement”), for a time period as determined by the Minister, if he has been convinced that one of the following is supported:

(a)	The postponement has been caused by a reason over which the Licensee has no control, and the Licensee has made all reasonable efforts to comply with his obligation.

(b)	The postponement will allow the Licensee to improve the technology used to provide Licensee services.

(c)	The postponement will promote competition within the telecommunications field.

(d)	The postponement is caused by state of emergency circumstances, as defined in section 47, or due to deployment in anticipation of such circumstances.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

102.	Maintenance of Responsibility

102.1	None of the approval or supervisory authorizations granted to the Minister or to the Director per the provisions of this License, including the execution of such authorizations as aforesaid, to apply a responsibility of any kind to the Minister or to the Director, that are applicable according to Law or License to the Licensee, and shall not be construed as affecting, detracting, removing or decreasing from the responsibilities of the Licensee as aforesaid.

102.2	Any approval, permission or license as granted to the Licensee, for the purpose of this License or within its framework, whether granted prior to granting of the License or subsequent to it, will not be construed as imposing on the State and responsibility towards the Licensee.

103.	The Manner of Delivering Notices

103.1	Any notice with respect to this License or the performance thereof will be given in writing and will be sent by mail, by messenger or by facsimile; a notice sent by mail will be deemed to have reached its destination within 48 hours from the time it is delivered for dispatch. Where a notice is sent in any other manner, the sender will confirm its delivery to the addressee.

103.2	Any notice from the Licensee to the Minister will be delivered via the Director.

103.3	The Licensee's address for the purpose of receiving notices pursuant to this section is: 10 Hagavish Street, P.O.B. 4060, Natanya 42140. The Company shall inform the Minister of any change to the foregoing address.

104.	Responsibility of General Partner

104.1	Further to the provisions of any law, all general partners and all limited partners will participate in the commercial management of the Licensee[9], both together and each individually, as required to support the provisions of the License by the Licensee, and will attach a Writ of Commitment to the License, that will be marked as Appendix H – Annex H3[10].

105.	Conviction of a Functionary

105.1	Where the CEO of the partnership has been convicted, or another who is directly subordinated to the CEO, or a Director, have committed an offense which by the nature, level of severity or circumstances of the offense indicates that by opinion of the Director, said official cannot serve in a position of responsibility with the Licensee (hereinafter – “the convicted functionary”), said convicted person will immediately be discontinued from serving in a position of responsibility with the Licensee, the general partner or the limited partner within the Licensee partnership.

9 Section 63(c) to the Partnerships Order (New Version) – 1975, that states “a limited partner participating in the business management of the partnership will be responsible for all obligations of the partnership, as if he were a general partner, for as long as said participation is continued”.

10 At the date of granting of License, and per the presentation included in the request, the single general partner of the Licensee is Partner Future Communications 2000 Ltd.

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

List of Appendices

Appendix A – Not published to the public.
Appendix B – A list of services provided by the Licensee
Appendix C – Erotic Service
Appendix D – Level of Services to a Subscriber
Appendix E – Rules of Accessibility to International Telecom Services
Appendix F – Not published to the public.
Appendix G – Not published to the public.
Appendix H – Not published to the public.

Appendix B

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Appendix B – Services Provided by the Licensee

1.	General

1.1	This appendix lists the services provided by the licensee, with a concise description of each service.

1.2	The provision of the Services includes: installation, initial operation, maintenance, the location and repair of defects, the operation of a hotline for reporting malfunctions, relocating a line, transfer of a line to another person or change of name, temporary suspension of the service, and subsequent renewals or cancellation of the service, as the case may be.

1.3	The Licensee’s Services will be provided according to the Technical and Service Quality Requirements determined by the Ministry from time to time. Indicators of availability and quality of service for the Licensee’s Services will be specified in Appendix D of the License, in the following Tables of Services in this Appendix or in the service files authorized by the Director, as the case may be.

2.	List of Services

No.	Name of Service	Description of Service	Start Time	Comments
1	Basic Telephone	Basic Telephone calls to and from Subscribers of the Licensee to any telephone or other Terminal Equipment, such as voice mail, on the Licensee's Network, or other Public Telecom Network, in Israel or overseas (by means of an International Operator).	Immediate	Other than access via wideband network of another licensee, such as with DSL equipment or via cable modem
2	BRI Service	Telephone service via BRI interface	Future	The service provides for the transfer of 2 audio calls simultaneously or the transfer of switched data links at 128Kbps.
3	Access to emergency services	Free of charge access for Licensee subscribers to emergency services per the provisions of section 59 in the License	Immediate (simultaneous with basic phone services)	The call will be routed to the emergency services call center, per the subscriber address, as provided by the subscriber for this service, and per the call center of the emergency service as determined by the service provider.
The caller phone number will be identifiable by the call center for public emergency services
4	Transmission via PRI interface	A telephone service provided on transmission access media - IP or TDM via a PRI interface.	Immediate	The service enables the transmission of 30 audio calls simultaneously to an exchange.

Appendix B - 1 -

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

5	Access to Internet providers	A service providing subscribers with access to Internet service providers (ISP) at various rates	Immediate	Selection of the ISP by the subscriber, the data transmission rate will be indicated in the contractual agreement, as ordered by the subscriber.
6	Data Comms	Transmission of data, via interfaces suitable for communication between computers.	Immediate
7	Virtual private datacom network - VPN	A virtual private communication network (VPN) for the transmission of data via interfaces suitable for communication between computers as based on IP infrastructures.	Future
8	Call Waiting	Indication of an additional call received while a call in progress, with an option to switch to the awaiting call, An option exists for one-time cancellation or permanent cancellation of the call waiting feature.	Immediate	Conditional on support by subscriber's terminal equipment.
9	ID of incoming call	Displays number or name of the caller when receiving a call and for call waiting.	Immediate	Conditional on support by subscriber's terminal equipment.
10	Blocking of outgoing call ID	Blocks the displays of the subscribers phone number or name when placing a call. Two options are available: fixed blocking, one-time blocking.	Immediate
11	Blocking of incoming calls	Incoming calls blocked upon request of the subscriber.	Future	The block is applied to specific phone numbers; no overall block from another D.O. or from an MRT will be allowed.
12	Blocking of outgoing call	The blocking of outgoing calls by a subscriber, according to predefined possibilities.	Future	No overall block to another D.O. or from an MRT will be available.
13	Follow Me	Redirection of all incoming calls to another number per the following: a. When the line is busy. b. When no answer, after number of rings as selected by subscriber. c. For all incoming calls.	Immediate
14	Selective Follow Me	Redirection of calls incoming from selected callers only, to another phone number.	Future

Appendix B - 2 -

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

15	Simulated Private Exchange (Centrex)	A virtual private exchange on the public telecom network.	Future	Including IP-Centrex. A service file is required.
16	Free Number Service (free dialing)	No charge billed to the subscriber when dialing a free of charge number. The subscriber receiving the call is billed for the call.	Future	Depends on a service file.
17	Split Charge Service	The initiator of a call to a split charge number is billed at a reduced rate. The recipient of the call is billed for the remaining cost of the call.	Future	The service will be available to all fixed line subscribers and to MRT subscribers. The service includes options to block calls from specified areas and to receive reports of the calls.
18	Conference Call	A possibility to set up conference calls with two additional numbers or more, as a call is in progress.	Immediate	On condition that the subscriber's terminal equipment supports the service.
19	Voice Mail	The allocation of a personal mail box to the subscriber, that is used to store and extract received voice messages.	Future
20	Fax Mail	The receipt, storage and retrieval of fax messages in a subscriber's fax box.	Future
21	Common voice mail for fixed line and mobile extension	Provides a common mail box for a fixed line extension and for the MRT unit.	Future	The tariff for a call, when the voice mail responds, is per the number that was dialed.
22	Returned Call	Dialing of the last phone number from whom an incoming call was received.	Immediate	On condition that subscriber's terminal equipment supports the service.
23	Reversed Charges Call	A call, the cost of which will be paid by the subscriber who received the call, after agreeing to receive the call.	Future
24	Access to Premium Info and Entertain-ment Services - at low price (1-900)	Provides the subscriber with access to information or entertainment services that are interactive or are not interactive, as provided by service providers.	Future	Dialing prefix according to the numbering program (1900).
25	Hot Line	A call to a pre-assigned destination by pick up of the phone only.	Future
26	Delayed Hot Line	A call to a pre-assigned destination by pickup of the phone. The call is set up if the subscriber has picked up the handset but has not dialed even a single number within a pre-defined time period.	Future
27	Leading Number	Determines a leading number for a group of phone numbers on the subscriber's unit. Dialing of the lead number will divert the call to the next available free number in the group.	Future

Appendix B - 3 -

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

28	Parked Call	When a busy signal received or a call waiting signal, dial the access code and hang up. When the called line becomes available, an audible signal will be provided, and when the phone is picked up the call will be established.	Future
29	Secure Line	Enables the encryption of all incoming or outgoing voice and fax messages, from the subscriber's phone line. The line is secure between the terminal equipment at the subscriber's premises and the line end point at the switch.	Future	Subject to legal approvals.
30	Call accompanied by advertising	A phone call within which a subscriber who has so agreed will be exposed to commercial advertising.	Future
31	Roaming Features	The incoming phone call is automatically transferred to another line in the roaming group, if the dialed line was busy.	Future	Various options, including: Linear roaming - call transferred to last line of the roaming group. Circular roaming - call skips beyond the last line and returns to the first line.
Roaming per load distribution (several alternatives)
32	SMS	Options available to the subscriber to send and receive instant messages in form of written message or multi-media message.	Future	SMS, MMS messages, depending on terminal equipment.
33	Video Call	A telephone call that provides video capabilities as well.	Future	Depends on terminal equipment.
34	Pushed information services	The service will allow a subscriber to passively receive information on selected topics, from a variety of various topics.	Future
35	Wakeup Service	An automated wakeup/memo service, provided by the telephone.	Future	Access by fast dialing
36	Remote follow me control	Remote activation of all "follow me" services (through the audio management system or an Internet portal).	Future
37	Call Hold	Allows holding a call, including the playback of music to a caller who has been placed in "hold".	Immediate	On condition that the subscriber's terminal equipment supports the service.
38	Call Transfer	Transfer the call to another phone number, during the call.	Immediate	A clarification is required as regards billing of the call.

Appendix B - 4 -

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

39	Call Snatching	An incoming call can be answered at another extension belonging to the subscriber by dialing a pre-specified code.	Future
40	Speed Dialing for Businesses (*XXXX)	A short and easily remembered number comprised of asterisk (*) and 4 digits instead of the regular phone number.	Future
41	Unified Messages service	A service that combines incoming voice, fax, video and email messages in a single unified mail box, allowing the retrieval of these to a fixed-line telephone, a mobile telephone, a fax or a computer.	Future
42	Additional Number	The allocation of an additional phone number to the user, for the same phone line.	Future
43	Web-based services manager	A web-based, password-protected interface providing the recipient of the service with full control over the services provided to him by the Licensee.	Future
44	Unique Ringtone	Provides a unique Ringtone for calls received from different callers.	Immediate

Appendix B - 5 -

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Appendix C

Appendix C – Erotic Services

1.	Definitions

1.1	In this Appendix:

Licensee	–	A holder of a General License granted by the Minister to provide Domestic Fixed-Line Telecommunication Services or to provide M.R.T. Services.

Telephone Bill	–	A bill issued by the Licensee to a Subscriber for Services that it provided to him.

Writing	–	Including by means of facsimile or electronic mail.

Service Number	–	A number of digits, which are allocated to a Service Supplier by a Licensee, subject to the provisions of the Numbering Plan and administrative directives in respect thereof, and which, when dialed after the dialing code, enable a Subscriber to have access to an Erotic Service.

Service Supplier	–	An entity supplying an Erotic Service by means of the Licensee's Network, the service is accessed by means of a Service Number, and payment for the service being made by means of the telephone bill.

Erotic Promo	–	The playback or display of an audio or visual presentation with erotic content, including a recorded message, as provided by the telecom facility, whether directly or indirectly, where the promo is intended to provide information in respect to the subsequent service or to encourage the use thereof, on condition that said playback or display are for no additional payment, beyond payment for the phone call as billed by the regular phone bill.

In this respect, "indirectly" includes the means used to establish contact to the subscriber's terminal equipment as conditional on the provision of said erotic promo.

Dialling Prefix	–	A nation-wide dialing prefix in the format mandated by the Ministry for an Erotic Service.

The Network	–	The Public Telecommunication Network of the Licensee.

Erotic Service	–	An service that is provided by the Service Supplier by means of an telecom facility, where the service consists of playing a message or showing a video clip containing sexual content, including the use of a recorded message, and including a service to meet others or contact other (chat), that is intended to serve, even partially for the purpose of sex. In this respect, "indirectly" signifies the establishing of contact from a subscriber's terminal equipment as conditional for the provision of the service or for the billing of such service.

Payment Regulations	–	The Communications Regulations (Telecommunications and Broadcasting)(Payments for Telecommunication Services Specified in the Supplement to the Law), 2004.

Special Payment	–	A price that is stipulated in paragraph 6, which the Subscriber is required to pay for an Erotic Service in addition to the regular payment.

Duration Payment	–	A Special Payment whose sum is fixed according to the amount of time in which the Subscriber utilized the Erotic Service.

Appendix C - 1 -

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Normal Payment	–	One of the following:

(a)	For a call from within the Licensee’s Network – payment that does not exceed NIS 0.45 a minute (not including VAT)
(b)	For a call from the Licensee’s Network to an M.R.T. Network – payment that does not exceed the tariff set out in letter “D” in Table A of the first Appendix of the Payments Regulations, in addition to NIS 0.45 a minute (not including VAT).
(c)	For a call from the Bezeq network to the Licensee network – a payment that will not exceed a payment as indicated by the letter “C” of Table A of the first Appendix of the Payments Regulations, in addition to NIS 0.45 a minute (not including VAT).
(d)	For a call from the M.R.T network or the D.O. network, other than the Bezeq network – a payment no higher than the fixed payment as defined by the tariffs agreement between D.O subscribers and the D.O. or between M.R.T. subscribers and the M.R.T., in respect to call to another subscriber on the same network, plus NIS 0.45 a minute (not including VAT).

2.	Access to an Erotic Service

2.1	Subject to the provisions of section 4, the Subscriber will be afforded access to an Erotic Service through the Dialing Prefix and the Service Number.

3.	Assignment of a Service Number

3.1	The Licensee may allocate a Service Number to a Service Provider; where the Licensee has allocated such a Service Number, it will enable the Service Provider to provide its services both to the Licensee’s Subscribers and to the Subscribers of another Licensee.

4.	Blocking Access to an Erotic Service

4.1	a.	The Licensee shall block the access to an Erotic Service from all Terminal Equipment, which is connected to the Licensee's Network.

b.	Having received notice from the Communications Ministry that an Erotic Promo has been applied through a phone line on the Licensee’s network, to which access is possible not through the dedicated service number, the Licensee will disconnect the said telephone line, or will block the line in respect to incoming calls.

4.2	A Subscriber who is 18 years of age may request the Licensee to remove the block aforementioned in section 4.1 from the Terminal Equipment in his possession.

4.3	A Subscriber’s request for the removal of the block will be made in writing, or orally, provided the Licensee has set up a procedure, which enables reliable identification of the requesting Subscriber.

4.4	In the event that the Subscriber requests the removal of a block in the aforesaid manner, the Licensee shall inform the Subscriber, even before carrying out the removal of the block, of the rate of the Normal Payment, as defined in section 1 of this Appendix, which is charged for an Erotic Service.

Appendix C - 2 -

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

4.5	In the event that the Subscriber requests the removal of a block in the aforesaid manner, the Licensee shall, within a reasonable period of time, remove the block in a manner which will enable the Subscriber to have access to Erotic Services through the Terminal Equipment in his possession.

4.6	In the event that the block of the Erotic Services is removed in the aforesaid manner, and the Subscriber changes his mind and requests to the block his Terminal Equipment to the foregoing Services, the Licensee shall replace the block as quickly as possible, and no later than 2 work days from the date of receiving the Subscriber’s request.

4.7	The first removal of the block to an Erotic Service, which was performed at the request of the Subscriber as set forth in sections 4.2 and 4.3, will be performed free of charge. The Licensee may charge the Subscriber for any additional blocking of access to an Erotic Service, or for any additional removal of a block, which are performed at the request of the Subscriber.

5.	Advance Registration

5.1	Notwithstanding the provisions of section 4, the Licensee may require pre-registration of the Subscriber in order to receive a password, which will serve the Subscriber as a prerequisite for receiving Erotic Service. Nothing in the provision of this section shall derogate from the provisions of sections 4.2-4.4.

6.	Determination of a Special Payment

6.1	In the event that a Special Payment is set for an Erotic Service, the rate of such Payment will be set by the Licensee or in an agreement between the Licensee and the Service Supplier.

7.	Charging the Subscriber for Erotic Services

7.1	In the event that a Normal Payment is set for an Erotic Service, the Licensee shall include the payment for the Service as part of the Telephone Bill, unless the Subscriber has asked that the charge for the Service be shown in the Telephone Bill separately from the charges for the other Services, which the Licensee provides.

7.2	In the event that a Special Payment is set for an Erotic Service, the Licensee shall present the charge for that Service in the Telephone Bill separately from the charges for the other Services, which the Licensee provides, unless otherwise requested by the Subscriber.

7.3	The Licensee shall provide the Subscriber, upon demand, within ten (10) work days, the particulars of the Special Payment according to the following:

(a)	The Service Number, which was assigned to the Service;

(b)	The date and time of receiving the Service;

(c)	The billable time units – charged according to the length of time – and the number of such units, which were metered or the total amount of the Special Payment;

(d)	The amount of the charge for that Service.

The Licensee will have the right to charge a reasonable for the provision of said detailing for special payments.

8.	Mandatory Announcement

8.1	In the event that a Special Payment is set for an Erotic Service, which is provided through the Licensee’s Network, the Licensee shall play a recorded message, itself or via the Service Supplier, at the beginning of the call, which will include the following details:

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Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

(a)	The nature of the service.

(b)	The rate of the Special Payment for the Service, whether as a total sum or as a Duration Payment, as applicable.

(c)	The option of disconnecting from the Service for no charge, before the tone is sounded, as set forth in section 8.4.

8.2	The recorded message will be made in the same language as the Erotic Service itself, in fluent and clear speech, at a reasonable pace and free of recording disruptions.

8.3	At the beginning of an Erotic Service which is provided in a language other than Hebrew, an announcement will be made specifying the language in which the Service is provided, followed by the recorded message, as set forth in sections 8.1 and 8.2, in the language in which the Service is provided.

8.4	On completion of the recorded message, as set forth in section 8.1, the caller will be given 5 seconds, at the end of which a tone will be sounded denoting the commencement of [receiving] the Erotic Service; should the caller disconnect prior to the sounding of the tone, he will not be charged a Special Payment. Alternatively, the caller will be requested to press a certain key on the Terminal Equipment in his possession, in order to confirm that he wishes to receive the Service, and he will be charged a Special Payment only from such time.

9.	Licensee’s Relations with a Service Supplier

9.1	The Licensee may allow a Service Supplier to conduct Telecommunications Activities for the provision of an Erotic Service by means of its Facilities; the Service Supplier will be exempt from the obligation to receive a license for the conduct of Telecommunications Activities pursuant to section 3(5) of the Law.

9.2	The Licensee shall include the provisions of this Appendix, mutatis mutandis, in the agreement between itself and the Service Supplier, in such a manner that the Service Supplier shall be obligated to comply with these provisions.

9.3	At the Director’s request, the Licensee shall present him with any agreement between itself and the Service Supplier.

9.4	In the event that the Licensee wishes to disconnect a Service Supplier from the Network, it will so inform the Director a reasonable time in advance.

10.	Interconnection between Networks

10.1	The terms of Interconnection between the Licensee’s Network and between the Public Telecommunication Network of another Licensee, with respect to the provision of Billing and Collection Services by the one Licensee on behalf of another, for the purpose of providing an Erotic Service, which is supplied through the Licensee’s Network to the Subscribers of another Licensee, will be settled by agreement between the Licensee and the other Licensee. In the event that the parties cannot reach agreement, the Minister shall determine the matter.

10.2	The Licensee shall present to the Director, upon demand, a signed copy of each agreement between itself and another Licensee with respect to the said Interconnection.

Appendix C - 4 -

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

11.	General

11.1	The Licensee shall be in charge of handling the complaints of Erotic Service customers, with respect to access problems of the Subscriber to the Service and problems of billing and collection with respect to the Service, and for that purpose will maintain an organization for handling customer complaints. The Service Supplier will be responsible for handling customer complaints where the complaints concern the content of the Service. In the event that the Licensee itself provides the Erotic Service, it will also be responsible for handling complaints of Erotic Service customers, which concern the content of the Service.

11.2	The Licensee may not disconnect, terminate or act to the detriment of the Basic Telephone Service of a Subscriber who has challenged a charge for Erotic Service and who refuses to pay it, but it may disconnect such a Subscriber from [continuing to receive] Erotic Service.

11.3	The Licensee shall not provide the Subscriber’s details to a Service Supplier or to another entity, without the Subscriber’s written approval, and after having verified the authenticity of the approval.

11.4	The Licensee shall deliver to any Subscriber who so requests, free of charge, within three (3) working days, the following details concerning a Service Supplier:

(a)	The name and address of the Supplier;

(b)	A telephone number through which contact can be made with the Supplier.

11.5	The foregoing in this Appendix will also apply, mutatis mutandis, with respect to the provision of an Erotic Service, which is supplied solely to the Licensee’s Subscribers by means of a Network Access Code.

11.6	The Licensee may itself provide an Erotic Service, and the provisions of this Appendix will apply to it, mutatis mutandis.

11.7	This Appendix shall enter into force on July 15, 2004.

Appendix C - 5 -

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Appendix D

Appendix D – The Standard of Subscriber Services

1.	Bills to Subscribers

a.	General

The Licensee will issue and send periodic bills, with the details of charges applied within the time period of the bill. The bill will provide details in respect to all the types of services included within the Service Package that was selected by the subscriber. The bill as issued to the subscriber will be clear, concise, legible and understandable. Said bill to subscribers will detail the relevant items for the specific bills from among the following:

(1)	Permanent or one-time payments.

(2)	Payments caused by scope of use.

–	Call duration – minutes, seconds.

–	Volume of data transfers (KB, MB) – where the service is calculated by volume of data.

(3)	Other charges (such as for the receipt of information, electronic commerce).

b.	Structure of the Bill

A fixed format will be defined for the bill, that will provide the following details:

(1)	Licensee identifying data, and subscriber identifying data (the bill will serve, after payment, as a receipt).

(2)	The services for which the bill was issued and the tariffs according to which calculated.

(3)	The details of services provided by other licenses that were billed to the subscriber, with details of the sums applied to the subscriber as aforesaid.

(4)	The total sum of the bill, excluding VAT, the percentage of VAT, and the total sum to be paid, including VAT.

c.	Issuing and Mailing of Bills

(1)	The Licensee will issue bills to his Subscribers, monthly or at other times periods, as agreed with the Subscriber.

(2)	Where a Subscriber has requested a disconnect from the Licensee, a final bill will be issued at the nearest possible date, and no later than one month following disconnection of the subscriber.

(3)	It will be possible to obtain bills by mail, or by any other means as agreed with the subscriber, to an address as selected by the subscriber.

(4)	Upon request of the subscriber, the Licensee will issue a bill with details of the calls, and Licensee will have the right to request a reasonable sum for such detailed bill.

d.	Control of Bill Reliability

The Licensee will apply continuous controls, through use of the customer billing system, as required to verify the reliability of the bills being issued. Where an issue has been detected, said issue will be dealt with and corrected immediately. In the event of a failure in the issuing of bills, the data will be restored to the previous, to their condition prior to the running of accounts on the computer system. Following identification and repair of the fault, a rerun of the accounts will be executed.

Appendix D - 1 -

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

2.	Quality Of Service

a.	Times for Installation, Relocation or Interruption of Service

(1)	The connection, disconnection or interruption of service to a service recipient will be executed according to the provisions of the License, including Chapter D – Part C – Interruption, Disconnection or Cancellation of Service.

(2)	No later than 12 months of the service approval date, the installation and relocation of service to a subscriber shall be performed within 14 days of receiving the request, for 80% of the requests. In any event, the installation time shall not exceed 90 days from submission of the request.

(3)	The service at subscriber premises will be provided not before 7:00 AM and no later than 22:00, and on Fridays and Holiday Evenings, no later than 15:00, other than with Subscriber agreement. The waiting time of a subscriber for a visit by a technician, at a time that has been coordinated in advance, will not exceed three hours.

(4)	The remaining credit or debit sums owed by or to a service recipient who has requested an interruption or disconnection of service, shall be settled within 30 days of submission of said request.

b.	Repair Times

(1)	In respect to malfunctions regarding which telephoned notifications have been received at the call center or at the service center, these will be repaired within no more than 4 work days from receipt of the notification.

(2)	80% of malfunctions will be repaired on the same day that said notification was received.

(3)	The fault repair center will be activated 24/7 other than on days of rest, per their significance as defined in the Government and Legal Affairs Law – 1948.

c.	Provision of Information and Responsivity to Applications and Requests, both Verbally and in Writing

(1)	The service center will be open to the public through all hours of the day.

(2)	The response to telephone calls will be within a reasonable time period. Where the Director has found that said waiting times are not reasonable, he may set scales of measure for response times. The aforesaid will apply no later than twelve (12) months after receipt of the License.

(3)	The main services provided by the Licensee will include the following:

–	Information regarding activities and services provided by the Licensee, and registration to Licensee services.

–	Requests for updating of subscriber details and for changes in the services package.

–	Requests for the clarification of bills and accounts.

Appendix D - 2 -

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

–	Technical support.

–	A center for the provision of information and for the handling of applications and complaints.

–	Reporting of faults and malfunctions on the network and on terminal equipment.

(4)	The Licensee will operate other channels for applications by the public, as required for the provision of information and clarifications as required by the public.

–	A computerized IVR voice system.

–	Applications through regular mail.

–	Applications through fax devices.

–	Applications through email facilities.

(5)	The Licensee will publish the address of the Service Center and the telephone number of the Service Center, among others by the following

–	In the contractual agreement with the subscriber.

–	In monthly bills sent to the subscriber.

–	In a document sent on behalf of the Licensee.

–	In telephone directories and at the telephone information center.

d.	Handling of Applications and Complaints from the Public

(1)	Procedure for the receipt of applications and complaints from the public, and the recording of these:

Without detracting from the provisions of Chapter D of the License – Provision of Services to Service Recipients, the Licensee will appoint a functionary for the handling of applications received from the public. The duties of this functionary will include the handling of applications and complaints that were directed to said functionary by subscribers, or that have been forwarded to him after not receiving an appropriate response from the Licensee’s service center.

The process for handling such applications will include the following stages:

–	Recording and documentation of the complaint on the computer systems.

–	Sorting per subject.

–	Classification of priorities.

–	Investigation of the circumstances.

–	Receipt of responses from involved and professional elements as relevant to the issue.

–	Resolution of the problem.

–	Provision of a response to the Service Recipient.

(2)	Scales of Measure for the Handling of Applications from the Public

(a)	Complaint Handling Level

Response times to complaints will be up to 14 work days, and the response to 5% of the complaints will be provided within one month.

(b)	Service Quality Scales

–	90% handled directly by the Service Rep, until resolved.

–	No more than 10%, referred to more senior levels.

Appendix D - 3 -

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

(c)	Applications to be Resolved by Senior Levels

In all cases where the answer as provided by the functionary responsible for Public Applications will not satisfy the applying party, said application will be referred to a management level, where the application will be re-examined, and said manager will respond directly to the applicant. In any event the answer to the applicant will be provided within 30 days of said application.

3.	End-To-End Performance Levels

Grade-of Service will be as acceptable for fixed-line telephony networks.

Access Service to an Internet Service Provider (ISP) – such services will be based on “Best Effort”, while defining Peak Information Rates for the outgoing and incoming channels.

Data Service – data services will be provided at varying levels of end-to-end performance, including as based on “Best Effort”.

Transmission Service – transmission services will be provided at bit error ratios (BER) better than 10[6].

4.	Response Times

Telephony Service – the time needed to establish contact shall not exceed 6 seconds. Network delays will not exceed 150 milliseconds for a call starting and ending within the network, 80 milliseconds for a call starting and ending via interconnection to another public telecom network.

Access times of the Licensee to an ISP – no defined commitment, as the service is based on “Best Effort”.

Data Service – according to Class of the service and according to the service level agreement (SLA) with the customer.

5.	Reliability and Availability

Licensee services will be provided at the following reliability and availability levels:

a.	Elements with very high availability levels (Carrier Grade) and very low failure rates. The equipment used will provide availability levels of 0.99999 (average accumulated essential fault time of 5 minutes per year), or an availability level of 0.99995 (average accumulated essential fault time of up to 30 minutes per year).

b.	The network’s topology will provide automatic backup of equipment that has been disabled.

c.	Technologies including embedded reconstruction and survivability mechanisms.

Appendix D - 4 -

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

Appendix E

1.	Definitions

1.1	In this Appendix:

Association Form	–	A form signed by the subscriber, where the subscriber indicates a selected operator as detailed in section 3, and that is used for association of the subscriber.

Associated Subscriber	–	A subscriber that has selected an international operator as being his selected operator, pursuant to the provisions of this Appendix.

Selected Operator	–	The international operator (I.O.) selected by the subscriber for the receipt of international telecom services by the subscriber, while using an abbreviated dialing code, pursuant to the provisions of this Appendix

Occasional Caller	–	A subscriber who has not selected any operator as his selected operator.

Abbreviated Dialing Code	–	Dialing prefix "00" used for outgoing I.O. calls when using direct dialing, and the "188" access code to services provided by a manned exchange, including outgoing I.O. calls.

Subscriber Association	–	A technical definition action effected by the Licensee at the Licensee's switch, such that calls initiated by the subscriber when using an abbreviated dialing code will automatically be routed to the operator selected by said subscriber.

Outgoing I.O. Call	–	The transfer of a voice message or a simulated voice message, such as fax or dialing modem, via the International Telecom System of the I.O., where the initiator of said call is the subscriber.

1.2	Other words and phrases in the License, insofar as not defined in section 1.1 above, shall have the meaning set forth in the Law, in the Regulations enacted pursuant thereto, in the Telecommunications Order, in the Interpretation Law – 1981, or as specified in the appropriate places in the License, unless the language or context indicate a different meaning.

2.	Accessibility to International Telecommunication Services

2.1	A subscriber will have the right, in respect to outgoing I.O. calls, to act in one of the following ways:

(a)	As an associated subscriber.

(b)	As an occasional caller.

(c)	As a subscriber with blocked outgoing international calls (hereinafter – blocked subscriber).

The subscriber may, at any time, change his mode of activity in respect to the above listed options.

2.2	The Licensee will provide access to international telecom services to any subscriber who has not been blocked, by the following access codes:

(a)	3-digit dialing prefix, as assigned to the I.O. for the provision of outgoing direct dialing calls.

Appendix E - 1 -

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

(b)	4-digit access codes as assigned to the I.O. for various services associated with international telecom services as provided by the I.O.

2.3	An associated subscriber will be able, via his selected operator, to establish outgoing I.O. calls, while using an abbreviated dialing code, further to his use of dialing prefixes as stated in section 2.2(a).

Appendix E - 2 -

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

3.	Selection of Selected Operator by a Subscriber

3.1	The Licensee will enable a subscriber to select between enabling access to outgoing I.O. calls from his own telephone, or to block such access as aforesaid. A subscriber that has selected to allow access to outgoing I.O. calls, and who whishes to be associated to an I.O., will do so by written notice to the I.O., by means of an association form.

3.2	The subscriber will have the right to change his selected operator at any time, by signing an association form and submitting said form to his new selected operator.

3.3	The licensee will have the right to charge a reasonable sum for the association of a subscriber, including for a first association.

3.4	The Licensee will provide free of charge direct access, to all associated subscribers, to a service allowing a subscriber to identify his selected operator, when dialing phone number 000-000-00.

4.	The Association Process

4.1	The Licensee will execute association of a subscriber subsequent to receiving notification from an I.O. in respect to the selection by a subscriber of said operator as his selected operator (hereinafter – “association notice”).

4.2	The association notice will include the subscriber’s details – private name and family name or corporation name, ID number or incorporation number, address and phone numbers requested by the subscriber for association with the I.O. as a selected operator, and including the date and time as indicated on the association form. The association notices will be delivered via magnetic media files, or in any other manner as agreed between the Licensee and the I.O.

4.3	Only one selected operator may be applied to an individual phone number. Where the Licensee has received two association notices or more, referring to the same phone number, action will be taken according to the notice bearing the latest date and time.

4.4	The Licensee will allow every subscriber possessing several subscriber lines, other than lines within a PRI group, lines referring to a roaming group, and ISDN lines with more than one number for the line, to determine one selected operator for several subscriber lines and another selected operator for other subscriber lines.

4.5	Association of the subscriber will be executed within seven (7) workdays following receipt of the association notice.

5.	Occasional Caller

5.1	An occasional caller will be able to receive international telecom services through a dialing prefix and access codes as specified for each I.O.

5.2	The Licensee will not allow an occasional caller to perform outgoing I.O. calls through an abbreviated dialing code.

5.3	The Licensee will provide a voice announcement to such occasional caller, who has dialed an abbreviated dialing code, stating that if the caller wishes to receive international telecom services he must do so through the dialing prefixes or access codes of the I.O. through which he wishes to receive said service, as described in section 2.2 above.

Appendix E - 3 -

Exclusive General License of Partner Fixed-Line Communication Solutions Ltd., for the provision of Fixed-Line Domestic Intercommunication Services. Consolidated version, correct for the date of January 15, 2007.

6.	Blocking of Outgoing I.O. Calls

6.1	The Licensee will have the right to charge a reasonable sum from subscribers for the blocking of outgoing I.O. calls, including for the first block.

6.2	The Licensee will provide a voice message to the subscribers whose access to outgoing I.O. calls has been blocked, but who has dialed an abbreviated dialing code or a dialing prefix or access codes as described in section 2 above, stating that the requested phone number has been blocked for the receipt of services as aforesaid.

7.	Prevention of Forced Association

7.1	The Licensee will take all reasonable steps to prevent the forced association of a subscriber, without his knowledge or despite the subscriber’s wishes (“Slamming”). Such means will include an identification of the subscriber and an authentication of the customer’s right to receive the service.

7.2	The Licensee will cooperate with other licensee’s, in respect to the identification of fraudulent activities as aforesaid, and the prevention of these.

8.	Transfer of Information to an I.O.

8.1	The Licensee will send a daily file to the I.O., such file containing any changes that occurred in respect to subscriber associations (hereinafter – “changes file”). The changes file will include details of the subscribers that have been associated to the I.O. or have been removed from such association on that day. The file will include details of the subscribers, and at least the following: private name, family name or corporation name, ID number or incorporation number, address and phone numbers that have been associated to the I.O., other than if agreed otherwise between the parties as described in section 8.2.

8.2	The conditions for transfer of the changes file, including the time of transfer, the format and fees for preparation of the file and its transfer, will be agreed between the Licensee and the I.O. Where the parties are have not reached an agreement as aforesaid, the Minister will decide the matter.

Appendix E - 4 -